SHARED CAPITAL COOPERATIVE

October 15, 2024

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

2388 University Ave, Suite 300

St. Paul, Minnesota 55114

612-767-2100

https://sharedcapital.coop/

This Offering Circular relates to the offering (the “Offering”) by Shared Capital Cooperative, of up to $15,000,000 of Class A Preferred Stock (the “Shares”) and up to $15,000,000 of promissory notes (the “Investment Notes,” collectively with the Shares, the “Securities”), for a total offering of up to $30,000,000, in order to grow its capacity for lending to cooperatives.

Please see the description of the Shares and the terms of the Investment Notes below under the heading “Securities Offered.” This offering will begin promptly after receiving notice of qualification by the Securities and Exchange Commission.

The Securities are to be offered on a best-efforts basis. There is no minimum sales amount of the Securities and thus no escrow account will be used. This is a continuous offering, and the end date of the offering will be the earlier of the sale of all Securities or three years from the date of qualification. There is no underwriter of this offering.

Shares:

	Price to the public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit:	$10.00	$0.00	$10.00	$0.00
Total Minimum:	None	$0.00	N/A	$0.00
Total Maximum:	$15,000,000	$0.00	$15,000,000	$0.00

Investment Notes:

	Price to the public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit: Investment Notes are offered at a purchase price equal to their principal amount (per investor min. $500.00, max. as limited by Regulation A)		$0.00	Proceeds received by the issuer without deduction.	$0.00
Total Minimum:	None	$0.00	N/A	$0.00
Total Maximum:	$15,000,000	$0.00	$15,000,000	$0.00

You may view and download the full Offering Circular on the Securities and Exchange Commission EDGAR System.

Investment in the Securities is speculative and involves significant risk. Please see the risks relating to an investment in the Class A Preferred Stock or the Investment Notes under the heading “Risk Factors.”

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These Securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shared Capital Cooperative may limit this offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where Shared Capital has limited the offering in any particular state for any other reason.

In making an investment decision, all Investors must rely on their own examination of Shared Capital and the terms of the offering, including the merits and risks involved.

The Securities have not been approved or disapproved, or recommended, by the Securities and Exchange Commission or by the securities regulator of any state, nor has any authority passed upon or endorsed the merits of this Offering or the accuracy or adequacy of this Offering Circular. Any representation to the contrary is a criminal offense.

These Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they will likely have to hold their Class A Preferred Stock indefinitely, and that they will likely have to hold their Investment Note for its full term.

This Offering Circular contains all the representations by Shared Capital concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely on any information not expressly set forth in this Offering Circular.

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SUMMARY

Shared Capital Cooperative is a community development lender that provides financing and technical assistance to cooperative small businesses and housing projects throughout the United States. Shared Capital is certified as a Community Development Financial Institution (“CDFI”) by the U.S. Department of Treasury’s CDFI Fund. Shared Capital is organized as a cooperative corporation under Minnesota law; our members are cooperatives, who borrow and invest in the fund, and individuals, who seek to support a cooperative economy . Shared Capital’s mission is to build a just, equitable, and democratic economy by financing cooperative enterprises.

In order to increase our capacity to achieve our mission, we are offering both Class A Preferred Stock and promissory notes (“Investment Notes”). The Class A Preferred Stock (the “Shares”) are equity investments offered at $10.00 per share and will receive a dividend at the discretion of Shared Capital’s board of directors (the “Board”). Dividends are not cumulative. Dividends can be no greater than 8% of the purchase price of the Shares; the Board has adopted a target of issuing dividends of 3-6%. Class A Preferred Stock has no voting rights, and the Shares do not appreciate in value.

The Investment Notes are unsecured, subordinated loans offered with a choice of terms. The Investor may choose a term of 5 years, 7 years, or 10 years. The interest rate varies according to the selected term. All principal and interest will be paid on maturity. Investors with at least $25,000 in an Investment Note may elect to receive interest payments annually. The Investment Notes will automatically be renewed for an additional term of 5 years or 7 years, as applicable, unless the Investor notifies us that they would not like to renew their Investment Note. In addition, Shared Capital plans to offer an Investment Note available only to cooperatives and individuals who are currently members in good standing of the Cooperative (“Member Notes”). The Member Notes are unsecured, short-term notes carrying a 12-month term with automatic renewals, subordinated to all other Investment Notes, subject to a maximum investment amount per member of $100,000, and a maximum product concentration not to exceed the equivalent of 10% of assets.

The Investment Notes issued under this offering are unsecured and subordinated to all other debt except for loans issued to members holding Voting Stock of the Cooperative. Notes issued to members of the Cooperative are subordinated to all debt issued to non-members of the Cooperative. The Cooperative currently has outstanding notes that are senior in position to the Investment Notes offered here and may later obtain additional loans that are senior to the Investment Notes offered here.

In this Offering Circular, a person who invests in either the Class A Preferred Stock or an Investment Note is referred to as an “Investor.” For a full description of the Class A Preferred Stock and the Investment Notes, please see “Securities Offered.”

Summary of Financial Information

Shared Capital is a CDFI lender with healthy financials and a growing loan portfolio. Over the past 5 years, Shared Capital’s assets have grown by over 90%, from $13.4 million to $25.5 million, and annual revenue has more than doubled. The gross profit from lending activities increased by an average of 18% per year over the last five years, including an increase of 50% in 2023, as we achieved greater scale. We are well positioned to continue our work to build a cooperative economy as we expand our lending to cooperatives and the impact of our work in communities.

RISK FACTORS

EACH INVESTOR IS AWARE THAT AN INVESTMENT IN THE COOPERATIVE IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF THE ENTIRE INVESTMENT, AND SUCH INVESTOR HAS CAREFULLY READ AND CONSIDERED THE FOLLOWING RISK FACTORS AND ALL MATTERS SPECIFIED IN THESE SUBSCRIPTION DOCUMENTS IN DETERMINING WHETHER OR NOT TO INVEST IN THE COOPERATIVE AS SPECIFIED HEREIN. EACH INVESTOR UNDERSTANDS THAT THE FOLLOWING FACTORS ARE NOT AN ALL-INCLUSIVE LIST OF POSSIBLE RISKS INHERENT IN THE OFFERING.

Risks Related to the Business of the Cooperative

The Cooperative’s Compliance With Government Rules and Regulations Could Affect Its Business

The Cooperative must comply with applicable local, state, and federal rules, laws and regulations. The Cooperative believes that it does comply with the rules and regulations required of it. However, if the Cooperative operates in breach of the law, it may be subject to penalties that could impede its ability to continue doing business, or it may be subject to lawsuits. If it fails to comply with the law, the Cooperative may have to stop operating, which would cause Investors to lose their investment.

CDFI Certification and Key Relationship Risk

The Cooperative is certified as a Community Development Financial Institution (CDFI) by the United States Department of Treasury’s CDFI Fund. Certification as a CDFI provides eligibility to apply for grants, loans and equity investments through the CDFI Fund. In addition, compliance with certification as a CDFI is required by many of the Cooperative’s current and potential funders and investors. To be a certified CDFI, the Cooperative must maintain an appropriate business model and structure as a financial institution, offer technical assistance and training resources to its borrowers, and maintain a certain level of business activities that serve target markets of the CDFI Fund, which are communities not served adequately by conventional financial institutions. The Cooperative has been a certified CDFI since 1998 and expects to maintain certification over the coming years. However, any failure to maintain compliance with certification requirements, or any decision by the Cooperative to no longer seek certification, could result in significant and adverse business impacts through requirements to repay certain current grants, equity investments or loans, and the loss of access to future grants, loans and investments from certain government and private sources.

Risk to the Cooperative Due to Borrower Risk

The Cooperative’s financial health depends upon the successful repayment of loans made to its member-borrowers. Economic factors that negatively affect one or more of the Cooperative’s borrowers could result in financial difficulties for the Cooperative. As a specialized lender to cooperative businesses and housing, the Cooperative at times may have significant exposure to certain types of business. To mitigate this risk, the Cooperative limits its lending to any single borrower to no more than 10% of the Cooperative’s assets and as a matter of practice typically maintains a concentration of funds with a single borrower of 5% or less. The Cooperative seeks to maintain a diversified portfolio of housing, commercial real estate, and small business loans across different sectors and geographic areas so that changes in specific sectors or regions do not pose unnecessary risk.

Loans issued by the Cooperative are generally secured with the borrower’s assets. However, assets such as equipment, leasehold improvements, inventory and accounts receivable may carry limited resale value or may be challenging to liquidate in the event of default. Some loans are secured with mortgages on real estate, but declining values in real estate markets could result in a reduction in the collateral coverage of the Cooperative’s loans. These factors could increase the risk of losses in the event of default by a borrower. Furthermore, because some of the loans issued by the Cooperative are subordinate to senior lenders, in the event of default or foreclosure, collateral values may not be adequate to cover all debt and could result in losses to the Cooperative.

The Cooperative files appropriate liens and mortgages, but the value of collateral may fall short of the amount due on the loan in the event of default. The Cooperative seeks to mitigate borrower risk through regular monitoring of borrowers’ financial condition and proactive outreach and assistance to borrowers that may be experiencing financial challenges. The Cooperative also maintains loan loss reserves to mitigate potential losses but such reserves may not be adequate to cover all debt owed to the Cooperative.

The Cooperative Could Be Subject To Unanticipated Regulations

There may be existing regulations that management is not aware of, and new regulations affecting the Cooperative’s business or services could be adopted in the future. Any such regulations could be costly or impossible for the Cooperative to comply with. Furthermore, the adoption or modification of laws or regulations relating to lending or other areas of the Cooperative’s business could limit or otherwise adversely affect the way it currently conducts its business. In addition, the continued growth and development of CDFIs and other lenders could lead to more stringent lending or licensing laws, which could impose additional burdens on the Cooperative. If the Cooperative is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause the Cooperative to incur additional expenses or alter its business model.

Dependence On Key Personnel

Much of the Cooperative’s success depends on the skills, experience, and performance of its key persons. The Cooperative’s success also depends on the Cooperative’s ability to recruit, train, and retain qualified personnel. The loss of the services of any of the members of senior management, other key personnel, or the Cooperative’s inability to recruit, train, and retain senior management or key personnel may have a material adverse effect on the Cooperative’s business, operating results, and financial condition. The Cooperative has developed a succession plan detailing how to replace key persons in the case of death, disability or sudden departure and maintains key person insurance. However, the Cooperative cannot eliminate all risk of business disruption due to the loss of key personnel.

Revisions To Use Of Proceeds

It is possible that the use of the proceeds will be revised by management or that adequate funds will not be raised by the Cooperative. Management will have significant flexibility in applying the net proceeds of this offering within the scope of the business of the Cooperative. The failure of management to apply such funds effectively could have a material adverse effect on the Cooperative’s business, prospects, financial condition, and results of operations.

Control Of The Cooperative

Control of the Cooperative and all of its operations is the responsibility of the members holding Voting Stock of the Cooperative and of the Cooperative’s Board and will remain with them. The Board is responsible for considering the interests of all investors. However, investors who are not otherwise eligible for membership have no voting rights. Investors must rely upon the judgment and skills of the Board in directing the operations of the Cooperative.

Tax Treatment as a Cooperative

The Cooperative is taxed as a cooperative under Subchapter T of the Internal Revenue Code. Under Subchapter T, a cooperative is not taxed on amounts of patronage-sourced income withheld from its members in the form of qualified per-unit retains, on amounts distributed to its members in the form of qualified written notices of allocation, or on money or other property distributed to its members as “patronage dividends” as defined by Subchapter T. Instead, such amounts are taxed directly to the members. Revenue attributable to non-patronage sourced income and non-qualified distributions made to members, however, are taxed at the cooperative level.

The Internal Revenue Service, from time to time, challenges the tax status of cooperatives, asserting that the challenged entity is not operating on a cooperative basis or that some or all of the entity’s income does not arise from a “patronage” transaction. These challenges can be based on a variety of factors, including the nature of the cooperative’s business, its interaction with its members and the portion of its business done for or with its members. The Cooperative does not always subtract patronage distributions from its taxable income. If it were to do so, however, and if it were then determined that the Cooperative is not a “cooperative” for the purposes of the Internal Revenue Code, those deductions would have to be reversed, with a negative tax consequence to the Cooperative. However, because the Cooperative holds substantial tax loss carry forwards, it does not anticipate issues with federal tax obligations on its income for many years.

Potential For New Or Existing Services Could Be Eroded By Competition

Any continued future success that the Cooperative might enjoy will depend upon many factors, including factors beyond the control of the Cooperative, which cannot be predicted at this time. These factors may include but are not limited to: changes in or increased levels of competition in the Cooperative’s lending activities and in raising capital for deployment through the Cooperative’s lending activities, including the entry of additional competitors and increased success by existing competitors; changes in general economic conditions; and reduced margins caused by competitive pressures. These conditions could have a material adverse effect upon the Cooperative’s business, operating results, and financial condition.

If the Cooperative Fails To Promote And Maintain Its Brand In The Market, The Cooperative’s Business, Operating Results, Financial Condition, And Its Ability To Attract Customers Could Be Materially Adversely Affected.

The Cooperative’s success depends on its ability to maintain and expand brand awareness for its service and financial product offerings. This may require capital to allow the Cooperative to market its products and services and to expand brand recognition and maintain customer loyalty. The Cooperative can offer no assurances that it will be successful in maintaining its competitive edge or in establishing new awareness of the Cooperative’s brand, which allows the Cooperative to effectively compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the financial product and services industry may result in an increased number of direct competitors. To promote the Cooperative’s brand, the Cooperative may be required to continue to increase its financial commitment to creating and maintaining brand awareness. The Cooperative may not generate a corresponding increase in revenue to justify these costs.

Tax Risks

No representation or warranty of any kind is made by the Cooperative, the officers, directors, counsel to the Cooperative, or any other professional advisors thereto with respect to any tax consequences of any investment in the Cooperative. EACH PROSPECTIVE INVESTOR SHOULD SEEK THE INVESTOR’S OWN TAX ADVICE CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ORGANIZATION.

Federal Income Tax Consequences

The Cooperative has not sought or received any opinion of counsel or ruling from the Internal Revenue Service with respect to the income tax consequences of this offering. Potential Investors should consult their tax advisors regarding specific questions as to federal, state, or local taxes.

Risks Related to Investment in the Notes

The Investment Notes Do Not Have Protective Provisions Such As The Use of Sinking Funds

The Investment Notes do not include provisions such as: a sinking fund provision whereby all or a reasonable portion of the issue is to be retired in installments prior to maturity, a negative pledge or equal protection clause restricting the creation of liens on the property of the issuer, or a restriction on the creation of other funded debt.

The Investment Notes Are Not Issued Under a Trust Indenture

The Investment Notes are not being issued under a trust indenture and there is no bank or trust acting as a trustee.

Additional Senior Debt

The Investment Notes issued under this offering are unsecured and subordinated to all other debt except for loans issued to members holding Voting Stock of the Cooperative. Notes issued to members of the Cooperative are subordinated to all debt issued to non-members of the Cooperative. The Cooperative currently has notes senior to the Investment Notes offered here and may later obtain additional loans that are senior to the Investment Notes offered here, and thus there is a chance that the Investor may lose their investment or be delayed in repayment because, among other reasons, the Cooperative may be required to pay back senior debt before paying back the Investment Notes.

Risks Related to Investment in the Shares

Issuance of Dividends Is Not Guaranteed

The decision whether to pay dividends on the Shares is entirely at the discretion of the Board of the Cooperative. The Board will consider multiple factors when making a decision to pay dividends, including the financial condition and performance of the Cooperative. The Cooperative’s goal is to pay dividends ranging from 3% per annum to 6% per annum, with a target of 5% per annum. However, prospective investors must recognize that in any given year the Board may decide not to declare a dividend on the Class A Preferred Stock, or to declare a dividend that is lower than past dividends.

The financial performance and condition of the Cooperative will impact its ability to pay dividends and to repay its equity holders over time. While the Cooperative has operated profitably in many years during its history, it has also experienced years in which it has not operated profitably. Therefore, there can be no assurance that it will be profitable, or able to pay dividends on shares, in the future.

Dividends Will Not Be Cumulative

Dividends on the Shares are not cumulative, meaning that if a dividend is not paid in any given year, a dividend will not accrue, and the Cooperative will not be under any obligation to pay a dividend in future years.

Lack of Liquidity of Shares

Investors must acquire the Shares for investment purposes only without any intention of distribution or resale. There is no public market for the Shares. Moreover, the Shares are not freely transferable, and are only transferable or redeemable at the election of the Board. While investors cannot be assured of immediate liquidity with respect to the Shares, it is the desire of the Cooperative that investors be provided with the opportunity for redemption of the Shares over the coming years. To complete any such redemption, it will be necessary for the Cooperative to either obtain the resources from its operations or from future sales of equity securities. Consequently, although the Cooperative will seek to provide investors with the opportunity for liquidity with respect to the investment in the Shares, there can be no assurance that the Cooperative will have the resources for that purpose at any particular time.

The Shares Have No Voting Rights

The Shares are nonvoting stock. As a Minnesota cooperative, the Cooperative is governed by its members who hold Voting Stock and 100% voting control over governance matters including the election of the Board. While the Board seeks to consider and represent the interests of all investors, holders of the Shares who are not members or who are not eligible for membership in the Cooperative will not be able to cast votes representing their own interests in matters submitted to a vote of the Cooperative’s members, including election of members of the Board.

Fixed, Arbitrary Offering Price

The offering price for the Shares is fixed and arbitrary, representing the par value of the Shares as established in the Cooperative’s Amended and Restated Articles of Incorporation. The Cooperative has not conducted and does not conduct any valuation of its Shares. The share price bears no relationship to established value criteria such as net tangible assets or a multiple of earnings per share and should not be considered an indication of the actual value of the Cooperative.

Risks Related Generally to an Investment in the Cooperative and the Securities Offered

Risks to the Cooperative’s Liquidity

Nearly all the Cooperative’s outstanding Investment Notes are term loans with scheduled maturity dates, as are the Investment Notes offered here. Historically, renewal rates have been extremely high, and the Cooperative generally anticipates that a significant percentage of maturing Investment Notes will renew each year. However, external economic factors or organizational performance could lead to higher-than-expected withdrawals and redemptions of Investment Notes in the future. If many holders of Investment Notes were to be withdrawn at maturity, this could result in a significant reduction in the Cooperative’s liquidity, greatly hinder the Cooperative’s ability to issue new loans, or even cause the Cooperative to be unable to meet its current obligations. The Cooperative seeks to mitigate this risk in part through its liquidity policy to maintain adequate cash reserves and by closely monitoring projected cash flow from its borrowing and lending activities.

Interest Rate Risk and Impact on Cooperative Margins

The Cooperative earns profits on the margin between the rates at which it raises and re-lends capital. Changes in the prevailing interest rates can have an impact on the Cooperative’s business model and financial performance. Significant reductions in prevailing interest rates in commercial and real estate lending could have an impact on the Cooperative’s bottom line. The Cooperative takes steps to manage margins by containing the cost of capital and charging adequate interest rates to borrowers. However, because the Investment Notes are issued at a fixed interest rate, the Cooperative would not be able to readily reduce the interest it pays on outstanding Investment Notes to offset the lost income.

Regulatory Risk

The Cooperative operates as a non-bank financial institution, meaning it is not regulated as a bank or credit union. A change in the regulatory framework for non-bank community development financial institutions like the Cooperative could have a significant impact on the Cooperative’s ability to raise capital and make loans. Because returns paid to investors and rates on loans issued to borrowers are already within the ranges of those issued by regulated financial institutions, it is not anticipated these items would be affected by regulatory changes. However, the costs associated with becoming more regulated could be significant and prohibitive for an institution of the Cooperative’s size. Furthermore, the added reporting and compliance activities that would likely be required under such a regulation could significantly increase the cost of doing business for the Cooperative. At the same time, failure to comply with a new regulatory framework could result in more limited access to capital from both government and private sources or reduce or eliminate its ability to make loans to cooperatives.

Transfer Restrictions and Reporting Obligations

The Offering of the Investment Notes and Shares is made pursuant to the qualification of the Offering under Regulation A of the Securities Act of 1933 (“the Securities Act”) and other applicable state securities laws or regulations of other appropriate jurisdictions. An investment in the Cooperative should be considered only as a long-term investment due to transfer restrictions imposed by federal and state regulations. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE APPLICABLE SECURITIES REGULATORS, EXCEPT AS PERMITTED. Pursuant to Regulation A, the Cooperative has periodic and current reporting obligations pursuant to Securities Act Rule 257(b) following qualification of the Tier 2 Offering Statement.

Right To Terminate Offering

The Cooperative has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold.

No Assurance Of Return of Principal Or Guarantee Of Return on Investment

No assurance can be given that an Investor will realize a substantial return on investment, or any return at all, or that an Investor will not lose a substantial portion or all of the investment. If the Cooperative should file for bankruptcy protection, or if a petition for bankruptcy is filed by creditors against the Cooperative, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. For this reason, each prospective Investor should carefully read this memorandum and all exhibits attached hereto and should consult with an attorney, accountant, and/or business advisor prior to making any investment decision.

No Warranty Of Projections Or Assumptions

 Projections concerning the business or financial affairs of the Cooperative that may be provided to prospective Investors, including without limitation those set forth in this Offering Circular and its exhibits, are for illustrative purposes only. Any projections are based upon assumptions that the management of the Cooperative believes to be reasonable. However, there can be no assurance that actual events will correspond to the assumptions, and the projections should be viewed merely as financial possibilities based on the assumptions stated and not as a prediction or guarantee of future performance. The assumptions upon which these projections are based should be carefully reviewed by each prospective Investor. Projections or conclusions regarding the financial condition of the Cooperative, including projections regarding the profitability of the Cooperative, may be substantially adversely affected by variances from the assumptions made by the Cooperative.

The Offering Will Be Conducted On A Best Efforts Basis, But There Can Be No Assurance That The Cooperative Can Raise The Capital It Needs

The Shares and Notes are being offered by the Cooperative on a “best efforts basis,” without the benefit of a placement agent. The Cooperative can provide no assurance that this Offering will raise the maximum amount of the offering, or even raise sufficient capital for the Cooperative’s lending activities. The Cooperative may be unable to secure additional equity investments or loans at the level shown in its projections or at all. If less than the maximum proceeds are available, the Cooperative’s business plans and prospects for the current fiscal year could be adversely affected or may need to be revised accordingly.

In addition to the capital to be raised through this offering, the Cooperative relies on raising grants and contributions to support its annual operations and programs. Some grant funds and donations will have restrictions on how money can be spent. If the Cooperative is not able to secure grant funding at the levels projected, the Cooperative may fail to meet its operating budget or may have fewer reserves to absorb any loan losses. This could affect the Cooperative’s ability to issue dividends on or redeem Shares, to pay the interest on Notes or repay the principal when due on the Notes.

The Cooperative May Require Additional Funds

The Cooperative currently anticipates that the net proceeds of this Offering will be sufficient to meet its anticipated needs for capital expansion during the offering period. However, the Cooperative may need to raise additional funds in order to fund more rapid expansion or to respond to capital needs, particularly if less than the maximum Offering is raised by the Cooperative. There can be no assurance that additional financing will be available on terms favorable to the Cooperative, or at all. If adequate funds are not available or are not available on acceptable terms, the Cooperative’s ability to fund its expansion, take advantage of expansion opportunities, develop or enhance products and services, or respond to capital needs would be significantly limited. Such limitation may have a material adverse effect on the Cooperative’s business, operating results, and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. From time to time, additional written forward-looking statements may be made by the Cooperative. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and may include projections of revenues, income or loss, capital expenditures, business relationships, financings, proposed financings or investments by third parties, product development, plans for future operations, and plans relating to products of the Cooperative, as well as assumptions relating to the foregoing. Such statements are based upon management’s current expectations, beliefs, and assumptions about future events, are other than statements of historical fact, and involve a number of risks and uncertainties.

The words “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project” or the negative or plural of these words or similar expressions identify forward-looking statements, which speak only as of the date the statement was made but are not the exclusive means of identifying such statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Offering Circular -- including those contained in the Section entitled “Risk Factors” -- describe factors, among others, that could contribute to or cause such differences. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, neither the Cooperative nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Cooperative undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular, and the documents that the Cooperative references in this Offering Circular and has filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this Offering Circular is a part, with the understanding that the Cooperative’s actual future results, levels of activity, performance, and events and circumstances may be materially different from what the Cooperative expects.

DILUTION

The Cooperative’s shares of Class A Preferred Stock have only been sold at their par value of $10 per share to all shareholders, and the Shares will be offered at the same price to the public for the duration of the present offering. No officer, director, employee, or any other person involved in the offering has purchased any share of Class A Preferred Stock at any price other than $10 per share, and no such person has any right to purchase any Class A Preferred Stock at any price other than $10 per share.

PLAN OF DISTRIBUTION

How to Invest

Before subscribing to invest, a potential Investor should read this Offering Circular, in particular the information under the heading “RISK FACTORS.”

To invest, go to SharedCapital.coop/Invest, click on the INVEST button, and follow the instructions. If you require investment materials on paper, please contact Shared Capital at invest@sharedcapital.coop or 612-767-2100.

Limitations on Amount Investors Can Invest

Generally, any individual 18 years of age or older and any organization may invest in this Offering. However, if one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase the Shares or the Investment Notes, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Subscription Agreement, to represent that the Investor is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Under federal regulations (17 CFR §230.501), the term “accredited investor” includes:

●	An individual who has an individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the person’s primary residence;

●	An individual with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of reaching the same income level in the current year;

●	An individual who holds a Series 7, 65, or 82 securities license issued by FINRA;

●	A registered broker dealer;

●	A registered investment advisor;

●	Any entity in which all of the equity owners are accredited investors;

●	Any legal entity not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million (requirements for who makes the investment decisions apply in certain cases);

●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions or if the plan has total assets in excess of $5 million or, if the plan is self-directed, if investment decisions are made solely by persons who are accredited investors;

●	A bank, savings and loan association, insurance company, registered investment company, business development company, or small business investment company; and

●	A director or executive officer of Shared Capital.

“Spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

If an Investor falls within any of those categories, then that Investor may invest any amount of their choosing. If an Investor does not fall within the meaning of “accredited investor,” then the most they may invest in this offering is the greater of:

●	10% of the Investor’s annual income; or

●	10% of the greater of the Investor’s annual revenue or net assets at fiscal year-end.

NOTE: Net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of one’s primary residence and may exclude any indebtedness secured by one’s primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Securities.

This offering is not available in all states, provinces, or countries. Shared Capital may limit this offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where Shared Capital has limited the offering in any particular state for any other reason.

Acceptance of Subscriptions

Upon the Cooperative’s acceptance of a Subscription Agreement, the Cooperative will countersign the Subscription Agreement and issue the Shares or Notes subscribed. Shares subscribers will receive the executed Subscription Agreement. No certificate is issued for Shares. Notes subscribers will receive the executed Subscription Agreement along with a Promissory Note. Once the Investor submits the Subscription Agreement and it is accepted, the Investor may not revoke or change the subscription or request repayment of subscription funds. All accepted Subscription Agreements are irrevocable.

Right to Reject Subscriptions

Shared Capital reserves the right to reject any prospective investor’s subscription in whole or in part for any reason. If the Offering terminates, or if any prospective investor’s subscription is rejected, all funds received from such Investor will be returned without interest or deduction.

Duration of Offering

The Offering will commence promptly upon qualification of this Offering Statement by the Securities and Exchange Commission and will close upon the earlier of (1) the receipt of proceeds of this Offering totaling $30,000,000; (2) within three years after qualification as the continuous offering is designed to be sold within two years but may be sold up to three years after qualification, or (3) at such date prior to two years from qualification as may be determined by Shared Capital.

The Offering may be terminated at the Cooperative’s election at any time. There is no minimum raise required.

The term of the Notes will start upon receipt of good funds and a signed Subscription Agreement.

At the same time, the Cooperative is raising funds from this Offering, it may seek other additional sources of funding, including other loans, equity investments and grants.

No Minimum, No Escrow

There is no minimum offering amount that must be subscribed before a subscription becomes binding and the funds are released to Shared Capital; therefore, there is no arrangement to return funds to subscribers if a minimum subscription amount is not reached.

Best Efforts

The Shares and Notes are being offered directly by the Cooperative on a “best efforts” basis, without an underwriter or broker dealer. Best efforts means the executive officers and directors of the Cooperative will use their commercially reasonable best efforts in an attempt to sell the Shares and Notes. No executive officer or director will receive any commission or any other remuneration for these sales. In offering the Shares and Notes on behalf of the Cooperative, the executive officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Shares and Notes will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the Shares and Notes, and the Shares and Notes generally may not be sold, transferred, assigned, pledged, or disposed of, in whole or in part, without the prior written consent of the Cooperative.

Advertising, Sales, and other Promotional Materials

The Cooperative is offering these Securities directly to the public at the following website: www.sharedcapital.coop/invest.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Cooperative expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Cooperative. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Cooperative, or the Securities, and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

Restrictions

Other Information is not Authorized.

No person has been authorized to give any information or to make any representation with respect to the Cooperative or this Offering except such information as is contained in this Offering Circular. Only information or representations contained herein may be relied upon as having been authorized. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice.

This Offering Circular is intended to provide prospective Investors with information necessary for an informed investment decision. However, nothing contained herein is intended as legal, accounting, tax, or investment advice, and it should not be taken as such. Each Investor must rely on their own examination of the Cooperative and the terms of this Offering, including the merits and risks involved. Prospective investors are not to construe the contents of this Offering Circular (or any prior or subsequent communication from the Cooperative, its affiliates, and their employees, or any professional associated with this offering) as legal, accounting, tax, or investment advice. Each Investor should consult their own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for the Investor. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Cooperative has verified or investigated any of the statements or representations made in this Offering Circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this offering circular.

Reporting Requirements under Tier 2 of Regulation A.

Following this Tier 2, Regulation A offering, the Cooperative will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Cooperative will be required to file: an annual report with the SEC on Form 1-K; a semiannual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports may be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by the Cooperative if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Risk of Delivery

The Investor, not the Cooperative, bears the risk of delivery for the Subscription Agreement, payment, and all other documents required for this Offering. The Cooperative prefers that all documents be executed electronically and online, and that all payments be made by Automated Clearing House (“ACH”). If the Investor chooses to deliver documents and payment by mail, the Cooperative recommends the use of insured and registered mail. The Cooperative also recommends allowing for a sufficient number of mailing days to ensure that the Cooperative receives your documents and payments before the applicable expiration date.

Interpretation

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription will be determined by the Cooperative, in its sole discretion, which determination shall be final and binding. The Cooperative reserves the absolute right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Class A Preferred Shares or Notes pursuant thereto could be deemed unlawful. The Cooperative also reserves the right to waive any defect with regard to any particular subscription. The Cooperative shall not be under any duty to give notification of any defect or irregularity in a subscription, nor shall it incur any liability for failure to give such notification. Investments will not be deemed to have been made until any such defect or irregularity has been cured or waived within such time as the Cooperative shall determine. Investments with defects or irregularities that have not been cured or waived will be returned to the appropriate Investor as soon as possible.

USE OF PROCEEDS

The net cash proceeds from the sale of the Class A Preferred Stock and the issuance of the Investment Notes, after deducting estimated offering expenses, is estimated to be approximately $29,945,000. There is no assurance that any specified amount will be raised from the sale of Shares or the issuance of Investment Notes. The cash proceeds raised in this offering will be primarily used to make loans to or a limited amount of equity investments in the Cooperative’s members in accordance with the terms and conditions of the Cooperative’s loan policies. The Cooperative does not anticipate any material changes to the use of proceeds should the full amount of the securities not be sold. The Cooperative does reserve the right to change the use of proceeds but at this time does not anticipate doing so. No proceeds will be used to compensate or make payments to officers or directors. Proceeds of this offering may be used, in part, to retire existing indebtedness and/or to redeem shares of the Cooperative.

DESCRIPTION OF SHARED CAPITAL’S BUSINESS

Overview

Shared Capital Cooperative is a community development lender that provides financing and assistance to cooperative small businesses and housing throughout the United States. Shared Capital is certified as a Community Development Financial Institution (CDFI) by the U.S. Department of Treasury’s CDFI Fund.

Shared Capital’s mission is to build a just, equitable, and democratic economy by investing in cooperative enterprises. People come together in cooperatives to collectively address challenges and create opportunities. We believe that by supporting the formation and expansion of cooperatives, we help communities build more inclusive and resilient local economies.

Shared Capital finances cooperatives that are creating positive impacts for their members and their communities. We prioritize investments in cooperatives organized by low-income and other economically marginalized communities that have been excluded from access to capital from other sources, including women and communities of color. Over 85% of our investments are made to cooperatives organized by and serving people of color, women, and low-income communities.

Shared Capital is a cooperative association owned by nearly 300 cooperatives. Shared Capital’s democratic governance model provides accountability to the communities where we work through our member cooperatives. The members nominate, elect, and serve on the Board and loan committee and make critical governance decisions, and members can borrow from and invest in Shared Capital. As a cooperative association, profits may be reinvested into the organization or distributed to member-borrowers as a rebate on a portion of the interest they paid on their loans during the year.

Organizational Background

Shared Capital has a 45-year track-record of financing cooperatives. Shared Capital was founded in 1978 by a group of cooperatives in Minneapolis-St. Paul who pooled their resources to create a mutual aid, revolving loan fund when they could not access bank financing. Since inception, we have made more than 1000 loans to cooperatives totaling over $80 million.

For three decades, we operated as a regional, multi-state organization serving the Upper Midwest under the name Northcountry Cooperative Development Fund. In 2010, in response to unmet demand for financing and assistance to cooperatives in other regions of the US, we expanded our geographic boundaries and began operating nationally. In 2015, we changed our name to Shared Capital Cooperative to reflect the nature and geographic scope of our work.

 Management and Governance

Shared Capital is managed by a small team of ten employees with experience in community development finance, commercial lending, and cooperative development, management, and finance. Shared Capital is governed by an eleven-member volunteer Board. Directors are nominated and elected to three-year terms by the membership through competitive annual elections, and officers are elected annually by the Board. Directors bring expertise in cooperative businesses and housing, finance, law, management, community development, cooperative development, lending, and CDFIs.

Shared Capital is committed to having a diverse staff and board, in terms of race, gender, age, and experience. Currently, the staff is 40% people of color and 50% women and non-binary individuals. The Board is 45% people of color and 55% women and non-binary individuals. The officers of the Board are 50% people of color and 50% women. (See more information about management and the Board in the section Directors, Executive Officers and Significant Employees.)

Business Activities

Shared Capital provides financing to cooperatively owned businesses across multiple sectors, including retail, services, manufacturing, agriculture, and housing. We work with all types of cooperatives, including employee-owned worker cooperatives, consumer-owned food co-ops, other consumer-owned businesses, small farmer and producer-owned cooperatives, and multi-family, affordable housing for students, individuals, families, and seniors.

We focus on cooperatives that create positive impacts for members and the broader community, such as those that generate quality, living-wage jobs, facilitate democratic workplaces, create dignified, affordable housing, cultivate sustainable local food systems, provide access to healthy foods, build community-owned assets, and reinvest in local communities. In addition to financing, we support cooperatives with technical assistance (TA) and training that we deliver directly and through partners and referrals.

Shared Capital generates the majority of its earned revenue from interest and fees on its lending activities. We also receive grants and donations from individuals, foundations, companies, and government programs to support our operations, lending, TA, and training programs. We generate some additional revenue from servicing loans and administering loan programs on behalf of other organizations, as well as from occasional consulting services and speaking honoraria.

Loan Programs and Products

Shared Capital offers flexible and creative debt financing to meet the needs of cooperative businesses and housing cooperatives. Any business or multi-family housing organization that is operating on a cooperative basis is eligible to apply. We underwrite applications based on a variety of criteria, including business track record, project feasibility, management, governance, collateral coverage, repayment capacity, and the potential to create positive impacts for the cooperative’s members and the community.

Shared Capital’s loans typically range in size from $5,000 to up to 5% of Shared Capital’s assets, which is currently about $1,250,000. The average loan size is just over $200,000. Loans can be used to finance equipment, inventory, or leasehold improvements, to acquire, develop or rehab real estate, and for working capital. Real estate loans are secured by mortgages and other loans are secured by business assets. Term loans are generally made for 5-7 years but may be as long as 10 years. Lines of credit are typically from 1-3 years. The weighted average interest rate on loans is 6.57% annually, and interest rates in the portfolio range from 4.5% to 8.5%, depending on risk, social impact and program funding source restrictions.

In addition to debt financing, Shared Capital makes a limited number of equity investments in cooperatives through investments in preferred shares and other equity vehicles. Equity investments range in size from $5,000 to $350,000 and have a target return of 5-8% annually. Over the past ten years, Shared Capital has made four equity investments totaling $475,000, which represents less than one percent of our financing activities. Currently, there are $310,000 in equity investments outstanding.

In support of our mission, we have also developed several specialized lending programs:

●	The Worker Ownership Loan Fund (WOLF) is committed to increasing access to financing for worker-owned businesses and to support the creation of more democratic workplaces in low-income communities throughout the US. Shared Capital launched WOLF in 2007 in collaboration with the US Federation of Worker Cooperatives and with the financial support of worker cooperatives and their allies.

●	Accelerate Employee Ownership is a collaborative initiative of Shared Capital and technical assistance partner Project Equity, that aims to expand employee ownership and create and sustain high-quality jobs in local communities by facilitating the sale of businesses to existing employees and creating more cooperatively owned enterprises. Accelerate Employee Ownership was launched in 2019 with a $5 million investment from the Quality Jobs Fund, a project of the New World Foundation seeded by the Federal Home Loan Bank of San Francisco.

●	Sustainable Food Systems Financing (SF2) Program encompasses Shared Capital’s lending and assistance to support sustainable farming, healthy local food systems and access to healthy foods. Through SF2, Shared Capital provides financing to cooperatives in production, distribution, marketing and retail sale of sustainably produced food.

●

Cooperative Climate Justice Fund

This new initiative expands on Shared Capital’s long-standing financing to support renewable energy, energy efficiency, green jobs, and sustainability to support climate adaptation and resiliency efforts led by cooperatives.

Each of these programs adheres to Shared Capital’s underwriting standards, lending policies and operating procedures and is governed by Shared Capital’s Board. Lending activities carried out through these programs are not segregated. Members and others seeking to support specific programs may indicate a preferred use of their donations and proceeds of their Investment Notes. However, funding is not segregated or restricted by program.

Shared Capital also administers lending programs on behalf of other organizations. The policies and underwriting are set by a third party, and the loans and investments are not reflected on Shared Capital’s balance sheet. Shared Capital does not bear the risk of loan losses under these programs. Currently, Shared Capital administers the Kagawa Fund on behalf of NASCO Development Services. The Kagawa Fund provides loans to support affordable housing cooperatives for students throughout the US.

Risk Management and Mitigation

Shared Capital’s Board has established comprehensive policies to guide the staff and Board in lending and to help mitigate the risk of loan losses. Shared Capital underwrites applications based on project feasibility, business track record, management, governance, collateral coverage, projected repayment capacity, and potential for positive member and community impact. Many of the projects we finance may not qualify for conventional bank financing, and we manage risk through thoughtful underwriting, creative deal structuring, patient and flexible repayment terms and intensive monitoring and support.

To manage concentration risk, our policies cap financing to a single borrower at 10% of our assets, although we generally limit financing to a single borrower to no more than 5% of Shared Capital’s assets. Loan policies establish approval processes and authority levels. The Loan Committee has the authority to approve loans up to 5% of the Shared Capital’s assets and approval by the Board is required for financing over 5% of Shared Capital’s assets. The Executive Director is delegated authority to approve loans up to $100,000 that are low to moderate risk. Loans approved by the Executive Director are reported to the Loan Committee at its next meeting.

The Executive Director manages and oversees lending activities. All loans are secured by collateral, and appropriate liens and mortgages are filed. Staff monitors the financial condition of borrowers and tracks the repayment of loans. Staff proactively contact borrowers if payments are missed or financial performance deteriorates.

The Board and Committees provide oversight and monitoring of Shared Capital’s loan portfolio, lending activities, and finances. The Loan Committee meets monthly to review and approve loan requests and monitor the loan portfolio. The Loan Committee is made up of members of Shared Capital’s Board along with outside experts who are appointed to the committee by the Board who bring expertise and knowledge of lending, finance, cooperative management, housing or small business development and specific cooperative sectors, such as housing cooperatives, worker-owned cooperatives, and consumer cooperatives. The Loan Committee reviews lending policies annually and recommends changes to the Board.

The Finance Committee meets six times per year and is responsible for reviewing internally prepared financial statements; monitoring the financial performance and condition of the organization; reviewing and approving the audited financial statements; and approving the annual operating budget. The Board reviews financial statements and loan portfolio reports at its quarterly meetings. Annually, the Board engages an independent Certified Public Accountant (CPA) firm to conduct an audit of Shared Capital’s financial statements and accounting practices. The Finance Committee serves as the Audit Committee.

Shared Capital maintains Loan Loss Reserves as protection against potential future loan losses. The Loan Loss Reserve is a non-cash, accrual-based reserve, except for loans made under the Accelerate Employee Ownership program, which are backed by a cash reserve funded by grants. The amount of the Loan Loss Reserve is calculated based on a loan-by-loan assessment of risk using a comprehensive risk rating system and according to criteria established in the Loan Policies. Each loan is risk rated on an A-G scale at the time the loan is approved by the Loan Committee and risk level is monitored throughout the life of the loan. Risk ratings and Loan Loss Reserves are reviewed monthly by staff, quarterly by the Loan Committee and at least semi-annually by the Board. Adjustments to risk ratings and reserve levels must be approved by the Loan Committee.

When borrowers experience problems, we work closely with them to support their long-term success and the repayment of the loan. If the borrower is unable to meet the original repayment terms, we may restructure the terms of the loans, such as providing interest-only payment periods, payment forbearance, reducing monthly payment amounts, or extending the loan term. Any modification to the terms of the loan must be approved by the Loan Committee. To respond promptly to emergent issues, staff has authority to make short-term modifications of up to 90-days, which are reported to the Loan Committee. Loans that have been restructured are noted as restructured until repaid in full.

Management maintains a watch list of loans to businesses that have experienced significant deterioration in business performance or financial conditions. These loans are monitored more closely, and additional reporting is provided to the Loan Committee and Board. When necessary, we take prompt action to secure, recover, and liquidate collateral. Loans are written off when they are deemed uncollectible, and any loan that is more than 120 days delinquent must be written off, unless staff can demonstrate that payoff or recovery is imminent. The Board must approve all loan write offs.

Competition

Shared Capital faces competition from other lenders including national and community banks, credit unions, loan funds, and city, state and federal government economic development and housing programs. Generally regulated lenders, such as banks and credit unions are sometimes able to offer lower interest rates due to their scale; the lower cost of their capital from deposits and other sources; and because they do not provide the same level of support and assistance to borrowers. To compete effectively with other lenders, we rely on Shared Capital’s competitive advantages as a member-owned financial institution, our extensive expertise in cooperative finance, our creative underwriting, patient and flexible terms, and innovative financial products.

As a cooperative and with four decades of cooperative lending experience, Shared Capital has extensive knowledge of cooperative finance, capital, governance and management. Many lenders lack experience and familiarity with cooperatives and may therefore view them as too complicated or too high risk. Drawing on our cooperative expertise to underwrite and structure deals, we are often able to take on projects that other lenders may perceive as too risky.

Shared Capital fills an important capital access gap by offering smaller loans from $5,000 to $1 million. Many national banks and larger lenders have minimum loan amounts of $500,000 or $1.5 million because larger loans are more cost effective for them to make. However, studies show that there is significant unmet demand for smaller loans of $100,000 to $500,000 far outpaces supply. With an average loan size of just over $200,000, we are well positioned to fill this capital gap.

Shared Capital’s loan products and structures are well-suited to cooperatives. For example, many financial institutions and government programs, such as SBA small business lending programs, require personal guarantees by owners for all small business loans. This can be a barrier for cooperatives because their broad-based, democratic ownership structure with limited individual control does not align well with the individual’s assumption of risk as a guarantor. Shared Capital does not require personal guarantees for real estate loans or loans to established businesses. In some instances, for startup businesses with eight or fewer owners, Shared Capital may require limited personal guarantees but uses proportional rather than joint and several guarantees.

Beyond competition, many lenders are also important partners for Shared Capital. Shared Capital often works with other lenders, leveraging their expertise and capital to meet the financing needs of cooperatives. We partner with local banks, credit unions and other CDFIs to share risk, leverage additional capital and combine their local market knowledge with Shared Capital’s cooperative expertise. Shared Capital partners with other specialized cooperative lenders, including National Cooperative Bank (NCB), Capital Impact Partners, the Cooperative Fund of the Northeast (CFNE), Local Enterprise Assistance Fund (LEAF), Rochdale Capital, the Working World/Seed Commons, and ROC Capital to leverage capital and share risk.

In addition to competition in lending activities, we also experience competition in our efforts to raise debt and equity capital and grant funds to support our work. Shared Capital competes with other CDFIs for loans and grants from foundations, impact investors and government programs, including from the US Department of Treasury CDFI Fund.

Since Shared Capital is not a depository financial institution, like a bank or credit union, we cannot raise lower-cost capital by offering deposit accounts. While Shared Capital makes an effort to offer a competitive return to investors in its Class A Preferred Shares and Investment Notes, Shared Capital may not offer a fully risk-adjusted rate of return on its investments. Therefore, Shared Capital secures investments from members, socially minded institutions and impact investors seeking a double or triple bottom line investment option that includes social and environmental returns alongside a potential modest monetary return.

As a member-owned financial institution, Shared Capital is also able to build upon the loyalty and shared values of its members. Members have consistently demonstrated strong support through investments and borrowing, and many members prefer working with Shared Capital because of our cooperative structure and our mission-driven lending to cooperatives.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this section in conjunction with (i) Shared Capital’s financial statements (see Shared Capital’s audit reports for 2022 and 2023) and (ii) the section entitled “Description of Shared Capital’s Business,” in this Offering Circular.

The discussion contains forward-looking statements relating to our plans and expectations for future operations. Forward-looking statements may be based on assumptions, and reaching any predicted result is uncertain and involves risk. Shared Capital’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under “Risk Factors” and elsewhere in this Offering Circular.

Financial Performance

Shared Capital is a growing CDFI lender with healthy financials and a growing loan portfolio. Over the past 5 years, Shared Capital’s assets have grown by over 90%, from $13.4 million to $25.5 million, and annual revenue has more than doubled. The gross profit from lending activities increased by an average of 18% per year over the last five years, including an increase of 50% in 2023. Net contributed revenue from grants and donations has been over $1 million in each of the past three years.

Operating Results

Increases in gross profit have been driven by growth in annual lending volume resulting in greater outstanding loans receivable and higher earned revenue from interest and fees. Earned revenue increased by 39% in 2023 thanks to a record lending year. While total revenue has increased by an average of 27% over the past two years, operating expenses (excluding pass-through contributions and non-cash expenses) have increased by an average of only 10% during that same time.

While 2024 net income through June shows an operating loss of $195,997, this is typical and was anticipated. In fact, we are outperforming budget on net income. The budgeted deficit as of June 30 was $471,161. We expect a very strong second half of the year with scheduled debt forgiveness and grant revenue expected to exceed $1,000,000 in revenue. Shared Capital is ahead of pace to meet its projected 2024 surplus of over $250,000.

Major Capital and Funding Sources

The CDFI Fund of the US Department of Treasury is one of the Cooperative’s largest funders. The CDFI Fund offers competitive annual funding opportunities, and Shared Capital has received multiple CDFI Fund awards in recent years. In 2021, Shared Capital was awarded a grant of $1,826,265 through the CDFI Fund’s special Rapid Response Program (RRP) to support business recovery from the COVID-19 pandemic. We received grant awards from the CDFI Fund Financial Assistance program of $520,000 in 2020 and $565,000 in 2019. In addition, in 2020, we received a $1,050,000 grant award from the CDFI Fund Health Food Financing Initiative (HFFI). Shared Capital did not apply for an award in 2022, and there was no CDFI Fund funding round in 2023. Shared Capital submitted a applications to the CDFI Fund for 2024 funding, which is expected to be announced in the fall of 2024.

We anticipate continued funding from the CDFI Fund, but we do not expect to receive CDFI Fund funding every year. The awards from the CDFI Fund are highly competitive, with more than 1,300 CDFIs vying for funding, and the amounts of potential awards depend on funding levels set by Congress. Most awards require a dollar-for-dollar match of the same type (i.e. grant, debt, or equity) and depend on Shared Capital’s financial and programmatic performance and the strength of our funding proposals. Our access to funding from the CDFI Fund depends on our compliance with prior funding awards agreements, maintaining CDFI certification, and continued deployment of funds to economically disadvantaged communities in alignment with CDFI guidelines.

In 2022, Shared Capital received a $2.1 million multi-year grant award from the Bush Foundation to support Minnesota Commons Land, to support farmland access to farmers of color and beginning farmers. Shared Capital serves as fiscal sponsor for this grant and the majority of the grant passes through to the project; Shared Capital receives an administrative fee. In 2019, Shared Capital received a $100,000 grant and $500,000 Program Related Investment from the Bush Foundation to support Shared Capital’s work in Minnesota, North Dakota and South Dakota.

In 2019, Shared Capital received a one-time $1 million multi-year grant and $4 million twelve-year zero-percent interest loan from the New World Foundation through its Quality Jobs Fund. The award supports Accelerate Employee Ownership, which is a collaborative program with the national nonprofit Project Equity. The program seeks to expand employee ownership and create and sustain high quality jobs in local communities. The award supports assistance and financing to employees to purchase the business to worker cooperatives. Shared Capital also received a $500,000 multi-year grant award from the New World Foundation related to COVID assistance in 2022. A portion of the funds were distributed to program partners, the balance were used to provide forgivable loans and to support program costs associated with technical assistance and training programs.

Liquidity and Capital Resources

Shared Capital’s cash and near-cash assets grew significantly between 2018-2022, then dipped in 2023 as we deployed record amounts of loan capital into the cooperative economy to meet extraordinary demand. Liquidity was also impacted by a slowdown in new investments received in 2023 due to the high-interest-rate environment. Despite continued high interest rates, the pace of new investments received returned to near prior levels in the first half of 2024. Shared Capital has consistently maintained high rates of deployment of its lending capital, often at 90% or higher. Over the next five years, we seek to maintain an average deployment of 75-85%, which will provide adequate liquidity while maintaining a strong level of deployment into cooperatives. At this time, there are no planned capital expenditures that would deplete cash reserves.

Portfolio Risk and Loan Losses

The Cooperative has a successful 45-year track record of lending. As a CDFI engaged in lending to small businesses and housing organizations, from time to time we experience loan losses in the normal course of business. For example, increased competition within retail grocery led to declining financial performance and increasing rates of failure for some food cooperatives between 2016-2019, including some Shared Capital borrowers, resulting in higher loan losses during that time. Similarly, the housing crisis led to higher failure rates of some housing cooperatives and resulted in the loss by Shared Capital of two significant loans to housing co-ops between 2008 and 2011. Likewise, unforeseeable market changes in the future could potentially affect Shared Capital borrowers in affected industries or geographic areas, leading to larger than anticipated loan losses. Shared Capital’s historical losses are 3.81% (loan losses less recoveries divided by total loans issued) since inception, which is comparable to other CDFIs and bank lenders.

Trend Information

We’ve witnessed an accelerated interest in cooperative models as strategies for equitable community development in the past decade, which intensified in the wake of the COVID-19 pandemic. There are a growing number of cooperative development efforts in rural and urban communities across the country, and we expect to see more cooperatives forming and expanding, which will lead to further growth in the pipeline of projects seeking financing. In addition, we are seeing growing interest from philanthropy, government, and private investors in investing in cooperative development and in investing through CDFIs. We expect this to provide the opportunity for continued growth in both demand for our work and the supply of capital to support it over the coming years.

Grant and contribution income is never guaranteed, but future recognition of current grant awards and new potential grant opportunities that continue to emerge signal a high likelihood that grant and contribution revenue are likely to continue to be available for the next several years as we continue to work to increase our self-sufficiency and reduce our reliance on grants for future operations.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Shared Capital Cooperative is a Minnesota cooperative association governed by a volunteer, independent board of directors (“Board”) with significant experience with cooperative management, finance, governance, and development, and managed by executive staff with a high level of experience in community development finance, commercial lending, and cooperative development, management, and finance.

Name	Position	Age	Term of Office[1]	Years of Relevant Experience
Executive Officers[2]
Terence Courtney	President of the Board	53	8/11/2022-5/2025	10
Enrique Blanco	Vice President of the Board	44	6/20/2024-5/2025	18
Holly Jo Sparks	Treasurer of the Board	48	8/11/2022-5/2025	28
Anna Boyer	Secretary of the Board	45	6/20/2024-5/2025	16

Directors[3]
Samantha Bailey	Director	35	6/2024-5/2027	10
Enrique Blanco	Director	44	6/2023-5/2026	18
Anna Boyer	Director	45	8/2022-5/2025	16
Kristi Broughten	Director	37	6/2024-5/2027	15
Terence Courtney	Director	53	6/2020-5/2026	10
Richard Dines	Director	59	6/2024-5/2027	30
Matthew Eppers	Director	36	6/2024-5/2026	14
Anthony Goodwin	Director	37	6/2024-5/2027	18
Cecily Mireles	Director	30	6/2024-5/2025	3
Charity Schmidt	Director	47	8/2022-5/2025	10
Holly Jo Sparks	Director	48	4/2017-5/2026	28
Significant Employees[4]			Start of Employment
Christina Jennings	Executive Director	54	8/25/2008	26
Mark Downey	Director of Finance and Operations	61	4/30/2021	39

[1]	Officers of the Board serve one-year terms, which may be consecutive. Directors serve terms of up to three years, which may also be consecutive. The start dates listed refer to the date the person first began to serve in that position. The person may have served consecutive terms since that date. The end date refers to the end of the current term.

[2]	The Executive Officers are the officers of the Board. They are not compensated for director or officer duties.

[3]	All Directors serve without compensation.
[4]	The Significant Employees are full-time employees of the issuer.

Family Relationships

There are no family relationships among the Executive Officers, Directors, and Significant Employees.

Executive Officers

Christina Jennings – Executive Director

Christina Jennings joined Shared Capital in 2008 where she provides strategic leadership, oversees lending programs, and leads capitalization and fundraising efforts. Jennings has worked for over twenty-five years in community development finance in the US and internationally. Prior to joining Shared Capital, Jennings ran a microfinance program; provided technical assistance and training to support the development and growth of immigrant-lead nonprofits; and managed two international funds that invested in local microfinance organizations in Latin America. She has also launched and managed several small businesses and social ventures. Throughout her career, the focus of her work has been on supporting capacity building, working for economic justice and creating equitable access to capital.

Jennings holds a Master’s Degree in Public Affairs focused on Community Economic Development and Nonprofit Management from the Humphrey School of Public Affairs at the University of Minnesota, and she received a BA in Gender and International Development from Hampshire College in Amherst, Massachusetts. She currently serves on the boards of directors of the National Cooperative Business Association (NCBA-CLUSA), where she is Second Vice Chair; the Cooperative Development Foundation, where she is Treasurer; and the City of Lakes Community Land Trust.

Mark Downey, Director of Finance and Operations

Mark Downey is responsible for financial management and oversight, operations, administration, compliance, and collaborating with the senior management team in the strategic leadership of Shared Capital. Prior to joining the team in 2021, Downey spent over 15 years in finance and administration leadership roles in nonprofits and has served as Treasurer on three nonprofit boards. He holds a Master of Public and Nonprofit Administration degree from Metropolitan State University.

Shared Capital Board of Directors

Samantha Bailey

Senior Product Strategist, Software for Good, Minneapolis, Minnesota

For the past 12 years, Bailey worked in community-based organizations spanning hunger relief, affordable housing and cooperative development and finance. She recently joined Software for Good, where she works with social enterprises, nonprofits, and public agencies to design technology solutions that meet the needs of real people and communities. Bailey previously worked as a Loan Officer and then Lending Team Manager at Shared Capital Cooperative for four years.

She was nominated by Eastside Food Cooperative in Minneapolis, where she served as President. She has also served on the Advisory and Finance Committees for Listen Up! Youth Radio as they considered cooperative conversion. Bailey joined the Shared Capital board of directors in 2024 and serves on the Loan Committee.

Enrique Blanco, Vice President

Director of Operations, Latino Economic Development Center, Saint Paul, Minnesota

Originally from the Texas/Mexico Borderland, Blanco has called Minnesota home since 2012, when he moved from his hometowns of Ciudad Juarez, Mexico, and El Paso, Texas. Blanco joined the Latino Economic Development Center (LEDC), a Community Development Financial Institution (CDFI) loan fund in Saint Paul, Minnesota, in 2020 as the Director of Operations.

During his tenure at LEDC, Blanco has led a comprehensive strategy and operations transformation project while concurrently providing technical assistance, business training services, and loans to the Latinx entrepreneurs of Minnesota. He actively works on the advocacy efforts of LEDC at the Minnesota legislature, which has secured $8 million in funding for the Plaza del Sol revitalization project on the East side of Saint Paul. Blanco contributed to designing and launching the Minnesota Inclusive Growth Fund (MIGF), which focuses on the long-term recovery and growth of BIPOC businesses by increasing access to flexible and affordable capital and support services across Minnesota.

Blanco holds an MSc in Security Technologies with a Minor in Cybersecurity from the University of Minnesota-Twin Cities. He lives in Minneapolis with his wife and three sons. Nominated by the Agua Gorda Cooperative, he was elected to the board in 2024 and serves Shared Capital as Vice President and is on the Racial Justice Committee and the Executive Committee.

Anna Boyer, Secretary

Bookkeeper, C4 Tech & Design, New Orleans, Louisiana

Originally from Phoenix, Arizona, Boyer moved to New Orleans, Louisiana in 2008 to join worker-owned IT Services cooperative C4 Tech & Design as their bookkeeper and a cooperative member. It was here where she developed her love for cooperative ownership, small business strategy, and numbers. Boyer has a B.S. in Biology from Arizona State University and recently received a B.S. in Accounting from the University of New Orleans. She is currently pursuing CPA candidacy in Louisiana, where she plans to grow her work with cooperatives and individuals to improve financial literacy and lessen their burden of financial bureaucracy.

Boyer was nominated by the US Federation of Worker Cooperatives, where she has served on the board since 2012 as the Southern Regional Representative, and as Treasurer for five years. She was elected to Shared Capital’s board in 2022. As Shared Capital’s Secretary, she serves on the Executive Committee and is also on the Finance Committee.

Kristi Broughten

Director of Finance, Mississippi Market, Minneapolis, Minnesota

Before joining Mississippi Market Food Co-op in St. Paul, Minnesota as the Director of Finance, Broughten spent more than 10 years in public accounting, working both as an auditor and a consultant with different types of co-ops and nonprofits throughout the Midwest. She earned an MBA from the University of Minnesota Carlson School of Management in 2016 and is a Certified Public Accountant in the state of Minnesota.

Broughten was nominated by Mississippi Market. She was elected to Shared Capital’s board of directors in 2024 and serves on the Finance Committee.

Terence Courtney, President

Director, Co-op Development & Strategic Partnership, Federation of Southern Cooperatives/Land Assistance Fund, Epes, Alabama

Courtney has been involved in cooperative development for the last 10 years. In that time, he has worked in the South to create food buying, fisherman, health/wellness, childcare, housing, farm/rancher and worker-owned cooperatives. Since 2018, Courtney has served as the Director of Cooperative Development & Strategic Initiatives for the Federation of Southern Cooperatives, where he coordinates with State Directors on Regional Cooperative Development Strategy, supports local development in States where the Federation does not have regular staff. Internationally, Courtney led the Federation’s effort to create multi-lateral partnerships based in Cooperative Economics.

Courtney was elected to the Shared Capital Board of Directors in 2020 and serves as President and Board Chair, and also is chair of the Executive Committee. He was nominated by the Federation of Southern Cooperatives.

Richard Dines

Engagement Consultant, America’s Credit Unions, Arlington, Virgina

Dines works with credit unions across 11 states from Maryland to Maine to ensure that they are optimizing their membership with the association. He has been with Credit Union National Association (which merged with NAFCU and became America’s Credit Unions beginning in 2024) for 15 years in different roles. Before his time with CUNA, he worked for the National Cooperative Business Association (NCBA) and the National Cooperative Bank (NCB).

Dines has a law degree from the University of California College of Law in San Francisco, a Master’s in City Planning from the University of North Carolina, and a Bachelor’s from the University of Michigan. He lives in Arlington, Virginia with his wife and two daughters. Nominated by Cooperative Development Services, Dines was elected to Shared Capital’s board in 2024 and serves on the Finance Committee.

Matthew Epperson

Consultant, Own Labor, Rent Capital, LLC, Athens, Georgia

Epperson consults as the Employee Ownership Domain Expert for Zolidar, where he helps facilitate smooth conversions for businesses to employee ownership. He also brings nearly 10 years in grocery co-op leadership, both in operations and in governance, and nearly two years in front-line cooperative banking (during COVID-19) at one of the largest credit unions by asset size in the US. He founded Georgia Co-op Development Center as a 501(c)3 in 2017 and worked three years in a platform multistakeholder healthcare research co-op.

Epperson serves as Secretary for Hive Mind Community Investment Co-op, is a committee member of the Social Economy Coalition, has been Chair of the CooperationWorks! membership committee for three years, and has served on the Cooperative Food Empowerment Directive board for two years. Epperson is a 2015 graduate of the Saint Mary’s Master of Management, Co-ops and Credit Unions program. Epperson is an individual member of Shared Capital and is the individual member representative on the board. Self-nominated, he was elected to the Shared Capital board in 2024 and serves on the Loan Committee.

Anthony Goodwin

Business Innovation Director, National Cooperative Grocers, Toledo, Ohio

Goodwin serves as the Business Innovation Director for National Co+op Grocers (NCG), where he is focused on the research and development of innovative solutions to grow the size, scope, and diversity of the cooperative grocery sector in low-income, low-access (LILA) communities. His passion is improving food access in under-resourced communities. He has over 17 years of grocery industry experience across various sectors including national chains, nonprofits, and cooperatives. Prior to joining NCG, Anthony worked in retail operations and new store development for Meijer and Lucky’s Market and led the development of three nonprofit grocery stores in Ohio and Michigan. Goodwin has a Bachelor of Science degree and Master of Business Administration degree from The University of Toledo and is currently pursuing a Ph.D. in Public Health with a concentration on food justice and health equity.

Nominated by NCG, Goodwin was elected to the Shared Capital board in 2024 and serves on the Loan Committee.

Cecily Mireles

Worker Member, Hasta Muerte Coffee, Oakland, California

A proud transgender woman of color, Mireles has served as a worker-owner at Hasta Muerte Coffee for the past two years. Hasta Muerte is a vibrant seven-member worker-owned cafe nestled in the Fruitvale neighborhood of Oakland, California committed to creating an inclusive environment that amplifies the voices of marginalized communities, particularly people of color, queer, and transgender individuals. Like all Hasta Muerte worker-owners, Mireles actively engages in all facets of cafe operations, from barista duties and kitchen management to back-office administration, human resources, and scheduling. She has implemented and systematized processes for hiring, onboarding, scheduling, and financial management.

Mireles was nominated by Hasta Muerte Coffee and was elected to the Shared Capital board in 2024. She serves on the Racial Justice Committee.

Charity Schmidt

Staff, Madison Cooperative Development Coalition, Madison, Wisconsin

Schmidt is a cooperative development specialist at the University of Wisconsin Center for Cooperatives, where she provides technical assistance to start-up co-ops and facilitates outreach efforts to cooperators and community-based organizations. Having previously worked as Lead Organizer for the South Central Federation of Labor, she now coordinates the work of the Madison Cooperative Development Coalition (MCDC), an initiative funded by the City of Madison to form worker cooperatives that address income inequality and racial disparities by creating living-wage and sustainable jobs, serving on the initial steering committee creating the vision for the organization. Schmidt also serves on the boards for Madison Worker Cooperatives (MadWorC), the peer-to-peer network of Madison worker cooperatives, for the Association of Cooperative Educators (ACE), and for Worker Justice WI, which builds collective worker power through training, labor rights education, collective action, and community engagement with an emphasis on interfaith involvement.

Holding Master’s Degrees both in Sociology and in Latin American, Caribbean, and Iberian Studies from the University of Wisconsin-Madison, Schmidt has taught classes on social theory, sociology of race and ethnicity, and American contemporary society at Madison College and at the University of Wisconsin-Madison. She has published work in topics ranging from diversity in and access to service learning, sociology in action beyond the university, and the crisis facing bee colonies.

Schmidt was nominated by MadWorC and was elected to the Shared Capital board of directors in 2022. She previously served Shared Capital as its Secretary and is on the Racial Justice and Loan Committees.

Holly Jo Sparks, Treasurer

Executive Director, Spartan Housing Cooperative, East Lansing, Michigan and Director, Oryana Community Co-op, Traverse City, Michigan

Sparks is Executive Director of Spartan Housing Cooperative and also works through Collective Seeds Consulting Co-op as a cooperative, community, and housing development consultant, where she has assisted clients nationally with shared-equity homeownership and financing, strategic research, and nonprofit financial management.

Over the past 23 years, Sparks has been Executive Director for three cooperative housing organizations, including the North American Students of Cooperation (NASCO). She has served on the boards of NCBA, NASCO, the National Association of Housing Cooperatives (NAHC), and Oryana Community Co-op.

Sparks studied housing, community, and economic development at University of North Carolina-Chapel Hill and at MIT, from which she holds a Master’s Degree in City Planning. Sparks was nominated by Oryana Community Co-op. She was elected to the Shared Capital Board in 2017 and serves as Treasurer, as well as on the Finance, Loan, Racial Justice, and Executive Committees.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation($)
Christina Jennings	full-time employee	165,600* (estimate 2024)	0	165,600
Mark Downey	full-time employee	119,108* (estimate 2024)	0	119,108

*	This line is estimated compensation for this position assuming full-time employment for the entire year of 2024.

Christina Jennings and Mark Downey are the executive officers who are compensated for their service as full-time employees. Shared Capital does not compensate its 11 directors for their service as members of the Board of Directors. Shared Capital may reimburse directors for travel expenses in connection with attendance at Board and committee meetings.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Common Stock-Voting	All executive officers and directors as a group	Collectively hold 5 shares of common stock.	None	1.06%
Common Stock-Voting	Related parties of all executive officers and directors as a group	Collectively hold 7 shares of common stock.	None	1.49%
Preferred Stock (Non-Voting)	Related parties of all executive officers and directors as a group	Collectively hold $328,750 in stock.	None	6.53%

This table is accurate as of August 1, 2024. No shareholder owns, beneficially or otherwise, more than 10% of any class of Shared Capital’s voting stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As a cooperative association, Shared Capital regularly engages in transactions, including significant transactions with our members in the normal course of business. During the fiscal years 2022, 2023, and 2024 year-to-date, Shared Capital engaged in the following significant transactions related to directors and executive officers. All were in the normal course of business. There were no significant transactions with management and key employees.

Terence Courtney is President of Shared Capital’s Board of Directors and is also an employee of the Federation of Southern Cooperatives, which is a member, investor, and borrower of Shared Capital. The Federation of Southern Cooperatives holds $500,000 of Shared Capital Class A Preferred Shares which were purchased in 2020. In 2022, the Federation of Southern Cooperatives received a $1,000,000 line of credit from Shared Capital (partially guaranteed by the Preferred Shares). The line of credit matured in August 2024 and a is expected to be underwritten for renewal in the fall of 2024

Camille Kerr was a director of Shared Capital from 2020-2024, is currently serving on Shared Capital’s Racial Justice Committee, and is also a co-op developer and co-founder and organizer of ChiFresh Kitchen, LWCA (ChiFresh Kitchen), a worker cooperative, and Jumpstart Housing, a housing cooperative, both of which are members and borrowers of Shared Capital. Shared Capital made a loan of $350,000 to ChiFresh Kitchen in 2021 and a loan in the amount of $510,000 in 2023.

Alex Betzenheimer is a former director and former president of the Board of Shared Capital, and he currently serves as an external member of Shared Capital’s Finance Committee appointed by the Board of Directors. Betzenheimer is the Finance Manager for Seward Community Co-op, a Shared Capital member, borrower and investor. Shared Capital made an equity investment of $300,000 in 2022 and made a loan of $1,028,105 in 2023 in Seward Community Co-op.

Michael Novak serves on the Shared Capital Loan Committee as an external member appointed by the Board of Directors. Michael is a Senior Vice President of National Cooperative Bank (NCB). Shared Capital and NCB are each members of the other. NCB provided Shared Capital with a $1,000,000 line of credit, and with grants of $25,000 in 2023 and of $50,724.50 in 2021.

Holly Jo Sparks is a member of Shared Capital’s Board of Directors and serves as Treasurer. She is also the Executive Director of Spartan Housing Cooperative. Spartan received a $600,000 loan from Shared Capital in March of 2023.

SECURITIES OFFERED

Membership and Capital Structure of the Cooperative and a Description of the Equity Securities Being Offered

a.	Cooperative Structure and Membership

Shared Capital is a cooperative with two types of membership: organizational and individual. Organizational membership is open to all legally incorporated cooperatives and all organizations operating on a cooperative basis regardless of their legal entity type. Individual membership is available to any natural person.

The Cooperative has three classes of stock: Voting Stock, Nonvoting Stock, and Class A Preferred Stock, each of which is described below. The Voting Stock represents the voting interest of members, and each member owns one share of Voting Stock. The Nonvoting Stock represents additional non-voting equity of members and non-members. The securities offered in this Offering are shares of Class A Preferred Stock, which is a dividend-bearing, non-voting class of stock described more fully below. Shared Capital has authorized 10,000 shares of Voting Stock; 10,000,000 shares of Nonvoting Stock; and 10,000,000 shares of Class A Preferred Stock. All shares have a par value of $10 and are issued at their par value. All of the Cooperative’s capital stock is fully paid and non-assessable when issued. All shares of the Cooperative’s stock may be transferred only with the consent and approval of the Cooperative’s Board. None of the Cooperative’s stock has any preemptive rights or conversion rights.

b.	Voting Stock

As of December 31, 2023, there were 464 members of the Cooperative holding 464 outstanding shares of Voting Stock worth $4,640. This includes 337 cooperatives and 127 individuals. The Voting Stock can be owned only by those who qualify for membership under the Cooperative’s Amended and Restated Bylaws. The Voting Stock represents the membership voting interests in the Cooperative, and it is the Cooperative’s only class of stock with voting rights. Membership is open to cooperatives, organizations operating on a cooperative basis, and individuals, all as approved by the Board. Each organizational member is entitled to one (1) vote in the Cooperative’s affairs, regardless of the number of shares held. Individual members vote as a unit, with the vote of the majority of the unit counting as one (1) vote. In director elections, Individual members voting separately as a class elect one director every three years to serve a three-year term. Organizational members elect all other directors, for a total of 7 to 11 directors. The Cooperative does not use cumulative voting.

The Board of Shared Capital establishes minimum equity which a member must purchase. For cooperative enterprises, this amount is based on the member’s total assets and ranges from $150 for cooperatives with assets of $50,000 or less to $10,000 for members with assets of over $25 million. For housing cooperatives, the amount is based on the number of housing units at a rate of $50 per unit, or $25 per unit for housing cooperatives with a HUD low-income designation or in which 50% or more of members are students. The minimum amount for housing cooperatives is $500 and maximum is $6,000. For low-income or student housing the minimum is $250 and maximum is $3,000. Individual members are required to purchase $100 in member equity. In all cases, the equity purchase includes one voting share valued at $10 and the balance is Additional Paid in Capital or non-voting shares issued to the member. As of December 31, 2023, members held $682,068 in Additional Paid in Capital and retained patronage.

Shared Capital operates its business on a cooperative basis. Accordingly, surplus is allocated to its members on the basis of patronage, as patronage dividends within the meaning of Subchapter T of the Internal Revenue Code (or as non-qualified allocations in the same amount as patronage dividends). This means that after making all payments due on the Cooperative’s debts, after paying any dividends on Class A Preferred Stock, and after setting aside capital reserves, the Cooperative’s Board determines whether there is a surplus of net income that can be allocated to members. If so, the Cooperative allocates that surplus to members in proportion to the members’ use of the Cooperative’s services, or “patronage.” “Patronage” in this case means the interest paid on loans by members of the Cooperative.

If the Board decides to issue a patronage dividend, each member borrower will receive an amount calculated based on the member’s total interest payments in proportion to the total of all such payments by all members. The Board determines the form of the patronage dividend, which can be paid in part as equity credits or Nonvoting Stock. There is no dividend on the Voting Stock, but members may receive a patronage dividend based on their use of the Cooperative’s lending services, as described above. Shared Capital may not pay a patronage dividend to members unless a dividend of at least the same total amount has been paid on Class A Preferred Stock in that year.

When a Member terminates its membership, the Cooperative redeems its single share of Voting Stock. If a member defaults on a loan, the Cooperative will terminate their membership and apply the member’s equity against the outstanding balance. The Voting Stock does not have any other redemption rights.

Shared Capital is taxed as a cooperative under Subchapter T of the Internal Revenue Code. A cooperative is not taxed on amounts of patronage-sourced income withheld from its members in the form of qualified per-unit retains, on amounts distributed to its members in the form of qualified written notices of allocation or on money or other property distributed to its members as patronage dividends. Instead, such amounts are taxed directly to the members. Revenue attributable to non-patronage-sourced income is taxed at the cooperative level and again upon distribution to members.

In the event of a liquidation, after the Cooperative’s assets have been distributed to holders of Class A Preferred Stock as described below, the Cooperative’s assets will next be used to pay to holders of Voting Stock and Nonvoting Stock the par value of each share held on a pro rata basis with Voting Stock and Nonvoting Stock given equal priority. Any remaining assets must be given to a nonprofit organization.

At this time, one of Shared Capital’s directors is an individual member of Shared Capital: Matthew Epperson. Four employees - Jennings, Downey, Adam Trott, and Rhonda Weidling - are individual members of Shared Capital.

c.	Nonvoting Stock

The Cooperative may issue Nonvoting Stock in exchange for equity investments by non-members, and the Cooperative also may use Nonvoting Stock to reflect members’ paid-in capital and retained earnings allocated to members, including patronage dividends. As of June 30, 2021, there were 155,853 shares of Nonvoting Stock outstanding worth $1,558,530. Any organization or individual approved by the Board may hold Nonvoting Stock, whether a member or non-member. Holders of Nonvoting Stock have no voting or approval rights. No dividends are paid on the Nonvoting Stock. In the event of a liquidation, after the Cooperative’s assets have been distributed to holders of Class A Preferred Stock as described below, the Cooperative’s assets will next be used to pay to holders of Voting Stock and Nonvoting Stock the par value of each share held on a pro rata basis with Voting Stock and Nonvoting Stock given equal priority.

The Cooperative has the discretion but not the obligation to allocate retained earnings to a revolving fund, which can be used to repurchase Nonvoting Stock. The Cooperative is not obligated to redeem Nonvoting Stock at any given time. There is no other sinking fund for redemption of Nonvoting Stock.

Equity Securities to be Offered: Class A Preferred Stock

The Cooperative is offering up to 1,500,000 shares of Class A Preferred Stock at $10.00 per share for a total of up to $15,000,000. The minimum investment amount per investor is $500.00 (50 shares).

i.	Outstanding Shares

As of December 31, 2023, there were 393,108 shares of Class A Preferred Stock outstanding valued at $3,931,085. This includes Class A Preferred Stock issued in one prior Regulation A Direct Public Offering and three previous private offerings, all at $10 per share, and dividends issued in the form of additional shares to holders of Class A Preferred Stock. Subscription expenses for past stock issuances totaling $125,547.78 are netted against Preferred Shares resulting in net Preferred Shares value on our financial statements of $2,475,567.

ii.	Dividends

The Class A Preferred Stock may receive an annual non-cumulative per share dividend of up to 8% of the original issue price of the share. The dividend rate of up to 8% is established by the State of Minnesota cooperative statute and the amount of any dividend declared up to that statutory maximum is in the sole discretion of the Board. Dividends may be paid in the form of cash, additional shares of Class A Preferred Stock or equity credits to be reflected on the books of the Cooperative. The Board has set a target annual dividend range of 3-6%. Shared Capital cannot pay a patronage dividend to its members unless it also pays at least the same amount as a dividend to holders of Class A Preferred Stock.

Shared Capital issued its first shares of Class A Preferred Stock in 2009. A dividend of 5% was paid in 2010; 3.5% in 2015; 3% in 2016; and 5% in 2021, 2022, 2023, and 2024.

iii.	Redemption Rights

The holders of Class A Preferred Stock have the following redemption rights and obligations:

●	Upon receipt of a written request from a holder of Class A Preferred Stock, the Cooperative may, at the sole discretion of the Board, redeem all or any portion of the shares of Class A Preferred Stock that the holder has requested to be redeemed. If such redemption is approved it will be made at a per share redemption price equal to the original issue price along with any declared but unpaid dividends;

●	At any time, the Cooperative may elect to redeem any or all shares of the Class A Preferred Stock at a price equal to the original issue price for the Class A Preferred Stock plus (i) the value of any declared but unpaid dividends and (ii) an amount equal to five percent (5%) of the original issue price per share for the Class A Preferred Stock divided by twelve (12), multiplied by the number of months elapsed in the then current fiscal year. There is no restriction on redemption based on any “arrearage” of dividends or sinking fund payments; because dividends and return of capital are within the discretion of the Cooperative’s Board, they cannot be in arrears.

iv.	Previous Redemption Arrangements for Class A Preferred Stock; Not Available Through This Offering

As part of two previous issuances of Class A Preferred Stock, the Cooperative’s Board has approved certain specific rights with regard to the redemption of the Class A Preferred Stock issued to two foundation investors. As to the first, in January 2012, a foundation agreed to allow the Cooperative to pay a debt of $500,000 owed by the Cooperative to the foundation in the form of Class A Preferred Stock issued to the foundation. In consideration for this conversion of a debt into Preferred Stock, the Cooperative agreed to pre-approve any request from the foundation for redemption of some or all of its Class A Preferred Stock at any time i) after April 1, 2021 and ii) at any time if, after giving effect to the redemption requested by the foundation, the Cooperative’s equity as a percentage of total assets is equal to or greater than 40 percent. The Cooperative agreed not to unreasonably withhold its consent to such a redemption request, but Board approval is still required. The foundation agreed to receive no declared dividend on its Class A Preferred Stock through fiscal year 2021. The foundation has submitted a redemption request. The Board has not yet agreed to the redemption.

As to the second redemption arrangement, in January 2015, the Cooperative issued $250,000 of Class A Preferred Stock to another foundation. As part of the transaction, the Cooperative agreed to redeem the shares on or after May 31, 2023, upon a request of the foundation. Upon a redemption request by the foundation, the Cooperative may pay for the Class A Preferred Stock with a note having a three-year term and an interest rate of 4.5 percent. If the redemption would cause the Cooperative’s equity as a percentage of assets to fall below 20%, the Cooperative may instead issue the redemption in loan participations, carrying certain terms and conditions. The foundation has requested redemption, which the Board has not yet agreed to.

The Cooperative is currently negotiating and expects to enter into a third redemption arrangement before the end of 2024. The agreement, with a nonprofit organization that is a partner on a special initiative, would facilitate the investment of up to $2.4 million in Class A Preferred Stock to provide loan capital to that program subject to a side agreement allowing for the prioritization of their redemption request upon the wind down of the program.

The Cooperative is not granting such rights with this offering and any such agreements with purchasers of Class A Preferred Stock must be approved by the Board.

One member cooperative that holds $250,000 in Class A Preferred Stock has submitted a request for redemption, which the Board has not yet approved.

The Cooperative expects to begin to consider redemption of Class A Preferred Stock once it surpasses equity as a percentage of total assets of at least 20%, which expects to reach by 2025.

v.	Voting Rights

The Class A Preferred Stock has no voting rights and no approval rights; as a result, the Cooperative’s articles of incorporation could be changed without the approval of holders of Class A Preferred Stock, voting as a class or otherwise.

vi.	Liquidation Preference

In the event of a liquidation, the Cooperative’s assets will be distributed to holders of Class A Preferred Stock in the amount of the original issue price of the shares plus any declared but unpaid dividend, before assets are distributed to holders of any other class of the Cooperative’s equity.

vii.	Conversion

Shares of Class A Preferred Stock have no automatic conversion rights into common stock or any other security of the Cooperative.

viii.	Transfer Restrictions

The Class A Preferred Stock is subject to restrictions on transfer and may not be resold or otherwise transferred except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time. In addition, Class A Preferred Stock may only be transferred in accordance with the Cooperative’s articles of incorporation and bylaws, under which transfer is subject to the consent and approval of the Cooperative’s Board of Directors. Transfers of Class A Preferred Stock are subject to a right of first refusal in favor of the Cooperative as described in the Cooperative’s bylaws and Board policies.

Debt Securities To Be Offered

In addition to the Shares, Shared Capital is offering up to Fifteen Million Dollar ($15,000,000) of unsecured subordinated promissory notes (the “Investment Notes”). The minimum investment in the Investment Notes is $500 and is subject to the investment restrictions described herein. Shared Capital is offering three choices of term and interest rate, as follows:

a.	A 10-year term note with a 4% interest rate;

b.	A 7-year term note with a 3.4% interest rate; and

c.	A 5-year term note with a 3% interest rate.

d.	A 12-month term note with a 1.00% interest rate available to members only

Interest payment options: All accrued interest will become due at maturity; provided that if an Investor has invested at least twenty-five thousand dollars ($25,000) in an Investment Note, the Investor may choose to have accrued interest paid annually. Unless renewed, the entire outstanding principal balance of each Investment Note, together with all accrued and unpaid interest, shall be due and payable in full within 30 days after the maturity date.

Renewal of Terms: The term of each Note will automatically renew unless the Investor gives Shared Capital written notice by postal mail or email that the term should not renew, within the 60-day period before the maturity date, or during a 15-day grace period after the maturity date. All Notes will renew for the same term as the original Note, except for the 10-year Note: 5-year Notes will renew for another 5 years at 3% interest; 7-year Notes will renew for another 7 years at 3.4% interest. The Notes with 10-year terms will renew for a 5-year term at 3% interest, unless the Investor elects otherwise. Shared Capital will give Investors multiple clear, timely reminders via email (or other method requested by the Investor) of the opportunity to notify Shared Capital if they do not want their Note to renew automatically.

Prepayment: The Cooperative may, at its discretion, prepay any of the Notes at any time without penalty, and is not obligated to prepay all Notes on a pro rata basis. To the extent payments exceed the amount of accrued interest owed to an investor as of each payment date, the excess payment will be deemed a repayment of principal and will reduce the principal balance due under each Note.

Additional Impact: Investors in the Notes will be given an opportunity to choose a 0% interest rate payable on the Notes, to support the work of the Cooperative. In addition, all Note Investors may later choose to forgive repayment on all or a portion of the principal balance of their Note(s). Such forgiveness will not be considered a tax-deductible donation.

Unsecured: The Notes will be unsecured general obligations of the Cooperative.

Subordination: The Notes will be subordinate to almost all debt of the Cooperative, including debts to the Community Development Financial Institutions Fund of the U.S. Department of the Treasury (the “CDFI Fund”) and debts to certain foundations, among others. Pursuant to Cooperative policy and bylaws, all obligations to members of the Cooperative are subordinated to obligations to non-members. As a result, any note held by a member, whether purchased in this Offering or otherwise, will be subordinate to the Investment Notes held by non-members.

EXPERTS

No experts were employed on a contingent basis, nor do any experts have any material interest in the Cooperative or any of its members.

Shared Capital’s financial statements for the years ended December 31, 2022 and 2023 have been audited by Wegner CPAs, LLP, independent auditors, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

SHARED CAPITAL COOPERATIVE

FINANCIAL STATEMENTS

Balance Sheet - NOT AUDITED

As of June 30, 2024

ASSETS
Current Assets
Total Bank Accounts	3,018,741
11100 Accounts Receivable	16,836
Other Current Assets
11200 Accrued Interest Receivable	206,998
12100 Prepaid Expenses	87,545
12300 Security Deposit	3,000
Total Other Current Assets	$297,543
Total Current Assets	$3,333,119
Other Assets
13100 Loans Receivable
13101 Principal	28,216,540
13102 Less Participations	(5,168,906)
13108 Less Allowance for Loan Loss	(1,920,372)
Total 13100 Loans Receivable	$21,127,262
14100 Leasehold Improvements
14101 Cost	16,333
14102 A/D	(16,333)
Total 14100 Leasehold Improvements	$0
14200 Office Equipment & Furniture
14201 Cost	82,285
14202 A/D	(75,268)
Total 14200 Office Equipment & Furniture	$7,017
14300 Intangible Assets
14301 Cost	44,656
14302 A/D	(38,118)
Total 14300 Intangible Assets	$6,538
15100 Deferred Income Tax Benefit	16,000
16100 Mission Investments in Cooperatives	324,480
16200 Other Investments	10,075
17100 Right of Use Asset	113,976
Total Other Assets	$21,605,348
TOTAL ASSETS	$24,938,467

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
20100 Accounts Payable	943,928
Other Current Liabilities
20800 PPP Loan	86,155
21200 Accrued Interest Payable	336,338
23100 Accrued Expenses	846
23200 Other Payables	468,093
23700 Income Tax Payable	0
24000 Deferred Revenue	1,898,341
Total Other Current Liabilities	$2,789,773
Total Current Liabilities	$3,733,701
Long-Term Liabilities
25000 Notes Payable – Principal
25100 Senior Notes Payable	9,282,434
25200 Subordinated Notes Payable	6,732,242
25300 EQ2/Sub-subordinated Notes Payable	0
Total 25000 Notes Payable – Principal	$16,014,676
27100 Lease Liability	115,108
27200 Debt Issuance Costs	(20,084)
Total Long-Term Liabilities	$16,109,699
Total Liabilities	$19,843,401
Equity
30100 Preferred Stock	4,900,295
31100 Equity - Cooperative Members	617,036
31200 Equity - Individual Members	13,710
31900 Equity – Other	290,235
37000 Non-voting Stock	1,556,451
38000 Cash Reserves
38100 Accelerate Employee Ownership LLR	290,000
Total 38000 Cash Reserves	$290,000
39000 Retained Earnings	(2,031,253)
Net Income	(541,407)
Total Equity	$5,095,066
TOTAL LIABILITIES AND EQUITY	$24,938,467

Shared Capital Cooperative

Profit and Loss - NOT AUDITED

Jan 1-Jun 30, 2024

Income
40000 Earned Revenue
40100 Loan Revenue
40110 Interest	359,277
40120 Fees	8,415
Total 40100 Loan Revenue	$367,692
40200 Loan Recovery Income	2,681
40300 Contract Revenue	2,816
40400 Events & Sponsorships	9,000
40800 Interest on Cash Accounts	6,718
40910 Earnings on Other Investments	24
Total 40000 Earned Revenue	$388,930
41000 Contributed Revenue
41100 Grants	10,597
41200 Donations	439
Total 41000 Contributed Revenue	$11,035
Total Income	$399,966
Cost of Goods Sold
50100 Interest Expense
50110 Senior	50,784
50115 Line of Credit	3,994
50120 Subordinate	43,494
Total 50100 Interest Expense	$98,272
Total Cost of Goods Sold	$98,272
Gross Profit	$301,694
Expenses
61000 Personnel	281,453
62000 Contract Services	53,005
64000 Office Expenses
64100 Rent & CAM	12,483
64200 Utilities	3,290
64300 Supplies	253
64400 Information Technology	21,006
64500 Postage	472
64600 Bank Fees	606
64700 Insurance	1,676
Total 64000 Office Expenses	$39,786

65000 Operating Expenses
65100 Marketing & Advertising	9,696
65200 Fees and Reimbursables	3,252
65400 Travel	18,686
65500 Meeting Expense	2,105
65700 Membership Dues	3,982
Total 65000 Operating Expenses	$37,722
66000 Interest Expenses	210
67000 Miscellaneous	(815)
Total Expenses	$411,361
Net Operating Income	$(109,667)
Other Expenses
69000 Depreciation & Amortization	3,292
79100 Pass-Through Grant Income	(78,916)
79200 Pass-Through Grant Expense	78,916
81000 Provision for loan losses	64,168
89000 Income Tax Expense	18,870
Total Other Expenses	$86,330
Net Other Income	$(86,330)
Net Income	$(195,997)

FINANCIAL STATEMENTS

December 31, 2023 and 2022

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Shared Capital Cooperative

St. Paul, Minnesota

Opinion

We have audited the financial statements of Shared Capital Cooperative, which comprise the balance sheets as of December 31, 2023 and 2022, and the related statements of income, equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Shared Capital Cooperative as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Shared Capital Cooperative and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Adoption of New Accounting Guidance

As discussed in Note 1 to the financial statements, Shared Capital Cooperative adopted the Financial Accounting Standards Board’s Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326) and all subsequently issued clarifying ASUs as of January 1, 2023. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Shared Capital Cooperative’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Shared Capital Cooperative’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Shared Capital Cooperative’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Wegner CPAs, LLP

Wegner CPAs, LLP

Madison, Wisconsin

April 16, 2024

SHARED CAPITAL COOPERATIVE

BALANCE SHEETS

December 31, 2023 and 2022

	2023	2022
ASSETS
CURRENT ASSETS
Cash	$2,908,090	$6,057,325
Accounts receivable	13,823	616,373
Prepaid expenses	84,291	105,486
Accrued interest receivable	157,774	82,979
Current portion of notes receivable	6,895,101	4,843,226

Total current assets	10,059,079	11,705,389

Property and equipment - net	12,659	25,701
Intangible assets - net	7,868	10,527

OTHER ASSETS
Operating lease right-of-use asset	131,325	155,968
Security deposit	3,000	3,000
Equity in other cooperatives - net	300,000	300,000
Membership equity in other cooperatives	10,075	5,075
Notes receivable less current portion - net of loan loss allowance	14,942,823	10,732,349
Deferred taxes	18,000	14,000

Total assets	$25,484,829	$22,952,009

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,399,286	$56,137
Accrued expenses	34,302	28,125
Deferred revenue	2,054,560	1,755,675
Funds held for others	401,827	298,913
Income taxes payable	2,510	36,188
Current portion of accrued interest payable	161,315	195,134
Current portion of operating lease liabilities	33,301	30,766
Current portion of long-term debt	3,318,213	2,727,428

Total current liabilities	7,405,314	5,128,366

LONG-TERM LIABILITIES
Operating lease liabilities net of current portion	98,757	125,202
Accrued interest payable net of current portion	177,252	167,599
Line of credit	1,000,000	-
Long-term debt net of current portion and loan costs	12,107,232	13,416,226

Total liabilities	20,788,555	18,837,393

EQUITY
Preferred stock, $10 par value, 500,000 shares authorized, 393,109 and 339,098 shares issued and outstanding	3,931,085	3,390,975
Common stock - voting, $10 par value, 1,000 shares authorized, 392 and 532 shares issued and outstanding	4,640	4,340
Common stock - nonvoting, $10 par value, 500,000 shares authorized, 155,792 and 155,443 shares issued and outstanding	1,556,451	1,555,901
Additional paid-in capital	682,068	659,292
Retained patronage	98,525	99,077
Accumulated deficit	(1,576,495)	(1,594,969)

Total equity	4,696,274	4,114,616

Total liabilities and equity	$25,484,829	$22,952,009

See accompanying notes.

SHARED CAPITAL COOPERATIVE

STATEMENTS OF INCOME

Years Ended December 31, 2023 and 2022

	2023	2022
REVENUE
Interest income - loans	$1,244,654	$956,637
Interest income - cash accounts	65,322	42,996
Grants and contributions	2,239,101	1,365,831
Loan fees	260,607	153,080
Loan recovery income	22,084	-
Consulting income	19,035	8,000
Investment Income	-	13,702
Other	9,000	6,500
Total revenue	3,859,803	2,546,746

EXPENSES
Personnel	1,107,023	947,969
Provision for loan losses	448,703	212,972
Interest	378,162	358,900
Contributions	1,170,958	209,921
Outside services	171,365	145,452
Professional services	107,377	88,661
Occupancy	61,107	55,305
Office supplies	57,160	32,790
Advertising	37,813	62,061
Depreciation and amortization	15,701	19,411
Seminars, travel, and training	85,182	80,354
Dues	7,900	8,557
Fees	16,387	5,793
Board expense	300	1,763
Total expenses	3,665,138	2,229,909

Net income before income taxes and patronage dividend	194,665	316,837

Provision for income taxes	(47,981)	(126,532)
Patronage dividend	-	(17,402)
Net income	$146,684	$172,903

See accompanying notes.

SHARED CAPITAL COOPERATIVE

STATEMENTS OF EQUITY

Years Ended December 31, 2023 and 2022

	Preferred Stock	Common Stock - Voting	Common Stock - Nonvoting	Additional Paid-In Capital	Retained Patronage	Accumulated Deficit	Total Equity
Balance December 31, 2021	$2,590,147	$4,170	$1,557,901	$657,590	$82,785	$(1,665,068)	$3,227,525
Purchases	698,024	170	-	4,402	-	-	702,596
Redemptions	-	(10)	-	(4,690)	(1,110)	-	(5,810)
Stock converted	-	10	(2,000)	1,990	-	-	-
Preferred stock dividend	102,804					(102,804)
Patronage dividend	-	-	-	-	17,402	-	17,402
Net income	-	-	-	-	-	172,903	172,903
Balance December 31, 2022	3,390,975	4,340	1,555,901	659,292	99,077	(1,594,969)	4,114,616
Purchases	411,900	300	25	30,640	-	-	442,865
Redemptions	-	-	-	(7,339)	(552)	-	(7,891)
Stock converted	-	-	525	(525)		-	-
Preferred stock dividend	128,210	-	-	-	-	(128,210)
Patronage dividend	-	-	-	-	-	-	-
Net income	-	-	-	-	-	146,684	146,684
Balance December 31, 2023	$3,931,085	$4,640	$1,556,451	$682,068	$98,525	$(1,576,495)	$4,696,274

See accompanying notes.

SHARED CAPITAL COOPERATIVE

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2023 and 2022

	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$146,684	$172,903
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	15,701	19,411
Change in loan loss allowance	5,549	212,973
Amortization of loan costs	5,114	2,411
Amortization of operating lease right-of-use asset	24,643	32,181
Forgiveness of notes payable	(1,500,000)	-
Deferred taxes	(4,000)	73,000
(Increase) decrease in assets
Accounts receivable	602,550	(425,697)
Prepaid expenses	21,195	(10,893)
Accrued interest receivable	(74,795)	(4,381)
Equity investments in other cooperatives	-	(145,440)
Membership equity in other cooperatives	(5,000)	(75)
Increase (decrease) in liabilities
Accounts payable	1,343,149	38,416
Accrued expenses	6,177	8,617
Deferred revenue	298,885	1,019,987
Operating lease liabilities	(23,910)	(32,181)
Funds held for others	102,914	(32,126)
Income taxes payable	(33,678)	5,168
Accrued interest payable	(24,166)	36,607

Net cash flows from operating activities	907,012	970,881

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from notes receivable	9,314,102	2,934,807
Purchases of property and equipment	-	(13,767)
Issuance of notes receivable	(15,582,000)	(6,927,794)

Net cash flows from investing activities	(6,267,898)	(4,006,754)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	1,000,000	-
Proceeds from issuance of long-term debt	1,901,341	1,697,151
Payments on long-term debt	(1,113,876)	(1,753,920)
Payment of debt issuance costs	(10,788)	(9,100)
Purchases of common stock	30,965	4,572
Redemptions of common stock	(7,339)	(4,700)
Purchases of preferred stock	411,900	698,024
Patronage dividend retained	-	17,402
Redemptions of retained patronage	(552)	(1,110)

Net cash flows from financing activities	2,211,651	648,319

Net change in cash	(3,149,235)	(2,387,554)

Cash at beginning of year	6,057,325	8,444,879

Cash at end of year	$2,908,090	$6,057,325

SUPPLEMENTARY DISCLOSURES
Cash paid for interest	$397,214	$317,915
Cash paid for income taxes	52,204	69,260
Preferred stock dividend	128,210	102,804

See accompanying notes.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Shared Capital Cooperative (Shared Capital) is a member-owned and member- governed financial intermediary loan fund whose mission is to build a just, equitable, and democratic economy by investing in cooperative enterprises. Shared Capital provides financing to consumer, worker, housing, and producer cooperatives and their members throughout the United States.

Formed in 1978, Shared Capital is organized as a cooperative association under Chapter 308A of Minnesota law and has over 300 member cooperatives and over 100 individual members. Shared Capital obtains funds from its members as well as from non-member individuals and institutions interested in supporting the cooperative economy.

Accounts Receivable

Shared Capital considers all accounts receivables to be fully collectible based on based on historical experience, economic conditions, business conditions, and collection efforts. Accordingly, no allowance for doubtful accounts has been established. If amounts become uncollectible, they will be charged to operations when that determination is made.

Notes Receivable

Shared Capital provides commercial loans to cooperatively owned businesses and housing organizations throughout the United States. The ability of the borrowers to honor their contracts is dependent upon sound management of the cooperative, general economic conditions, and the value of collateral, including real estate, equipment, and other business assets securing the loan.

Notes receivable are stated at unpaid principal balances, less an allowance for loan losses. Interest on loans is recognized over the term of the loan and is calculated using the simple-interest method on principal amount outstanding.

Loans are placed on non-accrual status or written off if all or a portion of the loan is deemed to be uncollectible by management based on economic conditions, business conditions, and collection efforts. It is Shared Capital’s policy that any loan that is more than 120 days delinquent will be written off unless management determines that repayment of the loan is imminent, whether through collections, liquidation, or foreclosure. The Board of Directors must approve the write off of any loan, generally upon recommendation from the Loan and Finance Committees.

Property and Equipment

Purchases of property and equipment over $1,000 are capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the assets, five years for leasehold improvements and three to ten years for office equipment and furniture.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Intangible assets consist of website development and trademark costs. Website development costs are amortized over 3 years and trademark costs are amortized over 10 years using the straight-line method.

Adoption of New Accounting Guidance

On January 1, 2023 Shared Capital adopted the Financial Accounting Standards Board’s Accounting Standards Update (ASU) No. 2016-13, Financial Instruments—Credit Losses (Topic 326) and all subsequently issued clarifying ASUs. The main difference between previous guidance and Topic 326 is the recognition of losses on financial instruments. Under Topic 326, businesses account for losses under an expected loss methodology rather than an incurred loss methodology. Topic 326 requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets such as notes receivable. Expected losses are based on relevant information about past events, current conditions, and reasonable and supportable forecasts.

Allowance for Loan Losses

The allowance for loan losses is a non-cash reserve established against expected losses on notes receivable. Each loan in the portfolio is assigned a risk rating and each rating has a corresponding percentage that must be set aside as an allowance. The ratings and the allowance are evaluated regularly by management based upon qualitative factors that require a high degree of management judgment. These factors include adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, and prevailing economic conditions. The Loan Committee establishes initial risk ratings at the time loans are approved and must approve any changes to ratings. On a quarterly basis the Loan Committee reviews and approves all risk ratings and the allowance for loan losses. The Board of Directors reviews the allowance and risk ratings at least annually.

The allowance for loan losses is established as losses are estimated. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries are recorded as loan recovery income.

In addition to the accrual-based allowance for loan losses, Shared Capital holds cash reserves for its loans made through the Accelerate Employee Ownership Program. At December 31, 2023 and 2022, these cash reserves totaled $290,000.

Loan Costs

Loan costs are the costs, including legal fees, associated with obtaining specific long-term liabilities. Loan costs of $30,576 and $19,418 at December 31, 2023 and 2022 are being amortized over the length of the underlying notes payable. Amortization of loan costs, recorded as interest expense in the statements of income, was $5,114 and $2,411 for 2023 and 2022. Accumulated amortization was $9,750 and $4,636 at December 31, 2023 and 2022.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Subscription Fees

Subscription fees consist of costs associated with the issuance of preferred equity in Shared Capital and are recorded on the balance sheets as a reduction of additional paid-in capital. Subscription fees totaled $125,548 and $113,908 at December 31, 2023 and 2022.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Shared Capital is taxed as a cooperative and is subject to the provisions of Subchapter T of the Internal Revenue Code. The Bylaws of Shared Capital require the cooperative to annually distribute net income from patronage to its members, based on their patronage with Shared Capital (interest paid by borrowers), at the discretion of the Board of Directors. Distributions in the form of qualified patronage dividends reduce Shared Capital’s income tax liability. However, losses in Shared Capital’s patronage business may be carried forward to offset future distributions of net income from patronage.

Revenue Recognition

Grants and contributions revenue is recognized when Shared Capital fulfills its performance obligations required by an award. Conditional awards that have been received but have not yet been recognized as revenue are shown as deferred revenue on the balance sheets.

Loan fees revenue consist of non-refundable commitment fees, which are recognized as income when a loan is approved; loan origination fees, which are recognized as income when a loan is closed; and loan servicing fees received from participating lenders/investors and organizations for whom Shared Capital services loans, which are recognized as income when earned.

Investment income consists of dividends and gains on equity investments in other cooperatives.

Leases

Shared Capital does not recognize short-term leases in the balance sheet. For these leases, Shared Capital recognizes the lease payments in the results of operations on a straight-line basis over the lease term and variable lease payments in the period in which the obligation for those payments is incurred. Shared Capital also does not separate nonlease components from lease components for all classes of underlying assets and instead accounts for each separate lease component and the nonlease components associated with that lease component as a single lease component. If the rate implicit in the lease in not readily determinable, Shared Capital uses a risk-free rate as the discount rate for the lease for all classes of underlying assets.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Date of Management’s Review

Management has evaluated subsequent events through April 16, 2024, the date which the financial statements were available to be issued.

NOTE 2 - NOTES RECEIVABLE

Recorded investments in loans by portfolio segment at December 31, 2023 and 2022 consisted of the following:

	2023	2022
Cooperative housing mortgage loans	$6,904,733	$4,692,111
Cooperative business mortgage loans	3,770,610	1,489,590
Cooperative business loans	12,670,294	10,914,160
Loans to individuals to purchase cooperative housing (Share)	61,027	69,154
Microenterprise	26,249	-
Total notes receivable	23,432,913	17,165,015
Less current portion of notes receivable	6,895,101	4,843,226
Less allowance for loan losses	1,594,989	1,589,440
Notes receivable - net of current portion and loan loss allowance	$14,942,823	$10,732,349

In addition to the loans summarized above, December 31, 2023 and 2022 Shared Capital serviced $4,784,603 and $2,964,768 in off-balance sheet loans, including $4,643,599 and $2,725,889 of loan participations, which have been sold to other lenders and loan funds administered for other organizations.

Descriptions of the loan portfolio segments are as follows:

●	Cooperative housing mortgage loans are loans for multifamily housing properties secured by a mortgage.

●	Cooperative business mortgage loans are loans for commercial real estate secured by a mortgage.

●	Cooperative business loans are loans secured by other business assets excluding real estate.

●	Loans to individuals are loans to purchase cooperative housing.

●	Loans to cooperative businesses in the developmental stage.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 2 - NOTES RECEIVABLE (continued)

The change in the allowance for loans losses in 2023 and 2022 consisted of the following:

	2023	2022
Beginning allowance	$1,589,440	$1,376,467
Loans written off	(443,153)	-
Increase in provision for loan losses	448,702	212,973
Ending allowance	$1,594,989	$1,589,440

The allowance for loan losses by portfolio segment at December 31, 2023 and 2022 was as follows:

	Cooperative housing mortgage loans	Cooperative business mortgage loans	Cooperative business loans	Loans to individuals (Share)	Micro- enterprise	Total
Beginning allowance	$144,255	$51,557	$1,393,282	$346	$-	$1,589,440
Loans written off	-	-	(443,153)	-	-	(443,153)
Increase (decrease)	93,068	82,427	270,318	264	2,625	448,702
2023 Ending allowance	$237,323	$133,984	$1,220,447	$610	$2,625	$1,594,989
Beginning allowance	$84,509	$33,227	$1,258,347	$384	$-	$1,376,467
Loans written off	-	-	-	-	-	-
Increase (decrease)	59,746	18,330	134,935	(38)	-	212,973
2022 Ending allowance	$144,255	$51,557	$1,393,282	$346	$-	$1,589,440

The aging of loans by portfolio segment at December 31, 2023 and 2022 was as follows:

	Cooperative housing mortgage loans	Cooperative business mortgage loans	Cooperative business loans	Loans to individuals (Share)	Micro- enterprise	Total
Current	$6,904,733	$3,770,670	$12,669,583	$61,027	$26,249	$23,432,262
31 - 90	-	-	-	-	-	-
90 + days	-	-	651	-	-	651
2023 Total	$6,904,733	$3,770,670	$12,670,234	$61,027	$26,249	$23,432,913
Current	$4,692,111	$1,489,590	$10,914,160	$69,154	$-	$17,165,015
31 - 90	-	-	-	-	-	-
90 + days	-	-	-	-	-	-
2022 Total	$4,692,111	$1,489,590	$10,914,160	$69,154	$-	$17,165,015

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 2 - NOTES RECEIVABLE (continued)

The credit quality of loans receivable at December 31, 2023 and 2022 was as follows:

	Cooperative housing mortgage loans	Cooperative business mortgage loans	Cooperative business loans	Loans to individuals (Share)	Micro- enterprise	Total
A	$1,307,000	$-	$-	$61,027	$-	$1,368,027
B	3,308,683	2,727,490	4,009,702	-	-	10,045,875
C	2,078,255	1,043,180	5,095,555	-	-	8,216,990
D	210,795		2,794,326	-	26,249	3,031,370
E	-	-	-	-	-	-
F	-	-	-	-	-	-
G	-	-	770,651	-	-	770,651
2023 Total	$6,904,733	$3,770,670	$12,670,234	$61,027	$26,249	$23,432,913
A	$1,204,523	$-	$53,799	$69,154	$-	$1,327,476
B	2,638,178	1,146,108	3,824,223	-	-	7,608,509
C	637,539	343,482	4,624,570	-	-	5,605,591
D	211,871	-	1,073,402	-	-	1,285,273
E	-	-	137,640	-	-	137,640
F	-	-	340,516	-	-	340,516
G	-	-	860,010	-	-	860,010
2022 Total	$4,692,111	$1,489,590	$10,914,160	$69,154	$-	$17,165,015

Category	Description of Creditworthiness	Commercial	Share
A+	Highest credit quality, borrower is stable and reliable	0%	0%
A	Borrower is stable and reliable	1%	0.5%
B	Good borrower, but some recent internal or external changes	3%	2%
C	Good borrower, but recent significant internal or external changes	5%	3%
D	Borrower is either rebounding or heading into a period of significant difficulties	10%	6%
E	Relatively weak borrower facing some internal or external challenges	15%	10%
F	Weak borrower facing significant challenges	25+%	25+%
G	Doubtful	Up to 100%	Up to 100%

Loans are considered impaired if it is likely that at least some of the principal and interest payments will not be collected. All loans are individually reviewed for impairment. Two business loans receivable totaling $443,153 were written off as uncollectable in 2023. No loans were written off as uncollectable in 2022.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 3 - EQUITY INVESTMENTS IN OTHER COOPERATIVES

Shared Capital holds equity investments as part of its financing activities. At December 31, 2023 and 2022, the investments were comprised of $300,000 of preferred stock in a food cooperative and $10,000 of preferred stock in a worker cooperative. Shared Capital recorded allowances for collectability on these investments of $10,000 at December 31, 2023 and 2022.

NOTE 4 - MEMBERSHIP EQUITY IN OTHER COOPERATIVES

Membership equity in other cooperatives primarily consists of an investment in National Cooperative Bank (NCB). Shared Capital held $10,000 and $5,000 of Class B membership shares in NCB at December 31, 2023 and 2022. Shared Capital also held $75 in membership shares in Seward Community Co-op at December 31, 2023 and 2022. Shared Capital does not consider this part of its financing activities or its investment portfolio.

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2023 and 2022 consisted of the following:

	2023	2022
Leasehold improvements	$16,333	$16,333
Office equipment and furniture	82,284	82,284
Property and equipment	98,617	98,617
Less accumulated depreciation	85,958	72,916
Property and equipment - net	$12,659	$25,701

Depreciation expense for 2023 and 2022 was $13,042 and $16,752.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets at December 31, 2023 and 2022 consisted of the following:

	2023	2022
Intangible assets - gross	$44,656	$44,656
Less accumulated amortization	36,788	34,129
Intangible assets - net	$7,868	$10,527

Amortization expense for 2023 and 2022 was $2,659.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 7 - LINE OF CREDIT

Shared Capital has a $1,000,000 unsecured line of credit with NCB which expires in December 2025. It bears an interest rate of 30-day Averaged Secured Overnight Financing Rate plus 225 basis points. Shared Capital’s outstanding balance on the line of credit was $1,000,000 and $0 at December 31, 2023 and 2022.

NOTE 8 - LEASES

Shared Capital leases office space in St. Paul, Minnesota under an operating lease that expires in 2027.

The components of total lease cost are as follows:

	2023	2022
Operating lease expense	$39,613	$36,125
Short-term lease expense	-	-
Variable lease expense	6,448	-
Total lease expense	$46,061	$36,125

Other information related to operating leases is as follows:

	2023	2022
Operating cash flows from operating leases	38,880	32,925
ROU assets obtained in exchange for new operating lease liabilities	7,176	184,949
Weighted-average remaining lease term in years for operating leases	3.58	4.58
Weighted-average discount rate for operating leases	5.50%	5.50%

The maturities of operating lease liabilities as of December 31, 2023 are as follows:

2024	$39,552
2025	40,046
2026	41,248
2027	24,477
Total minimum lease payments	145,323
Imputed interest	(13,265)
Total lease liabilities	$132,058

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 9 - LONG-TERM DEBT

Long-term debt primarily consists of various notes payable to institutional investors, other cooperatives, and individuals.

Long-term debt at December 31, 2023 and 2022 consisted of the following:

	2023	2022
Senior loans payable	$9,292,434	$9,832,434
Subordinate loans payable	6,046,334	6,219,899
Paycheck Protection Program loan	107,134	106,103
Long-term debt	15,445,902	16,158,436
Less current portion of long-term debt	3,318,213	2,727,428
Less loan costs	20,457	14,782
Long-term debt net of current portion and loan costs	$12,107,232	$13,416,226

Some of the loans payable are subject to covenants as outlined in the loan agreements.

Future minimum principal payments on long-term debt consist of the following:

Due on demand	$317,294
2024	3,000,918
2025	1,209,672
2026	1,104,790
2027	1,237,913
2028	2,205,974
Thereafter	6,369,341
Long-term debt	$15,445,902

The notes payable at December 31, 2023 and 2022 have interest rates ranging from 0% to 5%, are unsecured, and mature through 2034.

In April 2020, Shared Capital applied for a Paycheck Protection Program (PPP) loan as part of the Coronavirus Aid, Relief, and Economic Security Act implemented by the United States Small Business Administration (SBA) to help cover payroll costs, rent, and utilities during the COVID-19 outbreak. Shared Capital received a 1% interest loan from this program, repayable in 24 months, which is included in the long-term debt tables above. The PPP loan balance, part of the current portion of long-term debt, was $107,134 and $106,103 at December 31, 2023 and 2022.

In 2022 the SBA informed Shared Capital that the PPP award does not meet the criteria for loan forgiveness due to Shared Capital’s status as a for-profit financial institution. Shared Capital has appealed this decision. The maturity date was extended for 24 months while the SBA reviews this matter. Shared Capital is prepared to repay the loan if the appeal is unsuccessful.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 10 - CONCENTRATION OF CREDIT RISK

Shared Capital maintains cash balances at two financial institutions located in the United States. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2023 and 2022, Shared Capital’s uninsured cash balances totaled approximately $2,443,000 and $5,591,000.

NOTE 11 - FUNDS HELD FOR OTHERS

Shared Capital has an agreement with NASCO Development Services (NDS) to provide loan servicing functions for its Kagawa Fund. Shared Capital accumulates principal and interest collections, net of remitting interest due to investors of the Kagawa Fund, for use in providing additional loans on behalf of Kagawa Fund. NDS and the Kagawa Fund investors bear all risk of loss pertaining to these loans. Shared Capital receives a servicing fee for administering the portfolio and closing and origination fees on new loans issued.

At December 31, 2023 and 2022, Shared Capital held $401,827 and $298,913 in funds payable to NDS and available for lending. At December 31, 2023 and 2022, Shared Capital was servicing $141,064 and $238,879 of loans for the Kagawa Fund, which were not recorded on Shared Capital’s balance sheets.

NOTE 12 - PREFERRED STOCK

At the discretion of the Board of Directors, Shared Capital may pay holders of preferred stock an annual dividend of up to 8% in the form of cash, additional shares of preferred stock, or equity credits. The preferred stock has no voting rights and shares may only be transferred upon the approval of the Board of Directors. The preferred stock has a liquidation preference over other equity.

As conditions of their investments, two foundations that hold preferred shares in Shared Capital in the amounts of $250,000 and $500,000 have certain rights to request redemption of all or part of their preferred stock under certain conditions.

NOTE 13 - DIVIDENDS

In 2023 and 2022 Shared Capital’s Board of Directors declared preferred stock dividends in the amount of $128,210 and $102,804, which reflect a 5% return each year to investors on prior year holdings.

Shared Capital’s Board of Directors declared nonqualified patronage dividends on 2022 earnings in the amount of $17,402. The dividends were recorded as a component of retained patronage on the balance sheets. The dividends will not be tax deductible to Shared Capital until the year the cash is disbursed to the cooperative’s members.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 14 - RETIREMENT PLAN

Shared Capital has established a salary deferral retirement plan with matching contributions for participating employees. The plan has received IRS approval under Section 408(p) of the Internal Revenue Code. The plan covers all employees who have met certain service requirements. Shared Capital will match the elective contributions of an employee in an amount not exceeding 3% of the employee’s compensation. Matching contributions totaled $24,156 and $20,258 for 2023 and 2022.

NOTE 15 - COMMITMENTS

As of December 31, 2023, Shared Capital has made commitments of approximately $2,812,000 to lend funds in the normal course of business to meet the financing needs of its members. These are commitments to extend credit that involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

NOTE 16 - INCOME TAXES

The provision for income taxes for 2023 and 2022 was comprised of the following:

	2023	2022
Current federal income tax expense	$(42,935)	$(45,868)
Current state income tax expense	(9,046)	(7,664)
Deferred income tax benefit (expense)	4,000	(73,000)
Provision for income taxes	$(47,981)	$(126,532)

Deferred taxes consist of the future tax effects of net operating loss carryforwards and timing differences between costs recorded as expenses for financial statement purposes and deductions for income tax purposes.

Shared Capital’s total deferred tax asset, valuation allowance, and total deferred tax liability at December 31, 2023 and 2022 consisted of the following:

	2023	2022
Total deferred tax asset	$18,000	$16,000
Valuation allowance	-	-
Total deferred tax liability	-	(2,000)
Deferred taxes - net	$18,000	$14,000

Shared Capital has net operating loss carryforwards with the state of Minnesota of approximately $158,000 that begin to expire in 2028. Realization of the deferred tax asset is primarily dependent upon sufficient future taxable income during the net operating loss carry forward period.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2023 and 2022

NOTE 17 - MULTI-YEAR AWARD

In January 2019, Shared Capital finalized a financial arrangement with a funder, New World Foundation, through its Quality Jobs Fund to expand employee ownership and create and sustain high-quality jobs in local communities. New World Foundation provided Shared Capital with a $4,000,000 forgivable loan to be disbursed in three tranches. The first two tranches, in the amount of $1,500,000 each, were received in 2019 and 2021, and the final tranche of $1,000,000 was received in 2023.

Upon meeting certain benchmarks, all or parts of Shared Capital’s loan payable to New World Foundation will be forgiven in future years. Under the terms of its agreement with a program partner organization, Shared Capital will retain 40% of any funds that are forgiven and 60% will be allocated to the partner organization. $1,500,000 of the note Cooperative’s note payable to New World Foundation was forgiven in 2023, and a $900,000 donation was recorded.

NOTE 18 - RELATED PARTIES

Several directors of Shared Capital are employed by, or are directors of, Shared Capital member organizations or other organizations that borrow from, lend to, or hold common or preferred stock in Shared Capital. Several Shared Capital directors as well as several staff members are members of the cooperative’s individual class of members and hold common stock. They may also lend to Shared Capital.

Several staff members are directors of member organizations or other organizations that borrow from, lend to, award grant funding to, or hold common or preferred stock in Shared Capital.

Such activities were in the ordinary course of business at normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection.

Significant related party activities for 2023 and 2022 are summarized as follows:

	2023	2022
Equity and deposits in related parties	$310,000	$310,000
Notes receivable from related parties	5,407,718	2,496,729
Long-term debt payable to related parties	719,904	684,075
Preferred stock held by related parties	723,617	689,600
Interest income earned from related parties	182,996	133,524
Interest expense incurred to related parties	24,558	47,710
Lines of credit from related parties	1,000,000	-

Additionally, an employee of NCB is a member of Shared Capital’s loan committee. Shared Capital holds membership equity in NCB as disclosed in Note 4 and has a line of credit as disclosed in Note 7. NCB also holds membership equity in Shared Capital.

PART III - EXHIBITS

INDEX TO EXHIBITS

Description of Exhibits:

Exhibit 2(a)(i):	Articles of Incorporation as Restated
Exhibit 2(a)(ii):	All Amendments to Articles of Incorporation after Restatement
Exhibit 2(b):	Bylaws in Effect as of the Date of this Offering Statement
Exhibit 3(a):	Form of Investment Note
Exhibit 4(a):	Form of Shared Capital Cooperative Subscription Agreement for Class A Preferred Stock
Exhibit 4(b):	Form of Shared Capital Cooperative Subscription Agreement — Investment Note
Exhibit 11:	Auditor Letter of Consent
Exhibit 12:	Opinion of Counsel re: Legality of Securities Offered

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on October 9, 2024.

SHARED CAPITAL COOPERATIVE

by

/s/ Christina Jennings
Executive Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)	/s/ Christina Jennings
(Title)	Executive Director
(Date)	October 9, 2024

(Signature)	/s/ Mark Downey
(Title)	Director of Finance and Operations
(Date)	October 9, 2024

(Signature)	/s/ Samantha Bailey
(Title)	Director
(Date)	October 9, 2024

(Signature)	/s/ Enrique Blanco
(Title)	Vice President and Director
(Date)	October 9, 2024

(Signature)	/s/ Anna Boyer
(Title)	Secretary and Director
(Date)	October 9, 2024

(Signature)	/s/ Kristi Broughten
(Date)	October 9, 2024
(Date)	October , 2024

(Signature)	/s/ Terence Courtney
(Title)	President and Director
(Date)	October 9, 2024

(Signature)	/s/ Richard Dines
(Title)	Director
(Date)	October 9, 2024

(Signature)	/s/ Matthew Epperson
(Title)	Director
(Date)	October 9, 2024

(Signature)	/s/ Holly Jo Sparks
(Title)	Treasurer and Director
(Date)	October 9, 2024

III-2